Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

CONCORDE INTERNATIONAL GROUP LTD

and

YOOV GROUP HOLDING LIMITED

dated as of February 3, 2026

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into as of February 3, 2026 (this “Agreement”), by and among (a) CONCORDE INTERNATIONAL GROUP LTD, a BVI business company incorporated under the laws of the British Virgin Islands (“CIGL”), and (b) YOOV Group Holding Limited, a BVI business company incorporated under the laws of the British Virgin Islands (the “Target”). Each of CIGL, Merger Sub (after its execution of the Joinder to Merger Agreement), and the Target will individually be referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, CIGL is a company listed on the Nasdaq Capital Market (“Nasdaq”);

WHEREAS, in anticipation of the Merger (as defined below), CIGL intends to incorporate a BVI business company under the laws of the British Virgin Islands as a direct, wholly owned subsidiary of CIGL (“Merger Sub”) as soon as reasonably practicable after the date of this Agreement but prior to the Closing;

WHEREAS, the Parties intend to effect the Merger upon the terms and conditions set forth in this Agreement whereby Merger Sub shall be merged with and into the Target (the “Merger”), with the Target being the Surviving Sub (as defined below) and becoming a direct wholly owned subsidiary of CIGL;

WHEREAS, it is contemplated that upon the Closing, CIGL will add “Yoov” to its name and trade publicly on the Nasdaq under a new ticker symbol as designated by the Target;

WHEREAS, the board of directors of CIGL (the “CIGL Board”) has unanimously (a) determined that it is fair to, and in the best interests of, CIGL and its shareholders, for CIGL to enter into this Agreement and to consummate the Transactions contemplated under this Agreement, including the Merger, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated under this Agreement, including the Merger, and (c) determined to recommend that the shareholders of CIGL vote to approve the CIGL Shareholder Matters (as defined below) (the “CIGL Board Recommendation”);

WHEREAS, the board of directors of the Target (the “Target Board”) has unanimously (a) determined that it is fair to, and in the best interests of, the Target and its shareholders, for the Target to enter into this Agreement and to consummate the Transactions contemplated under this Agreement, including the Merger, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated under this Agreement, including the Merger, and (c) determined to recommend that the shareholders of the Target approve the execution, delivery and performance of this Agreement and the Plan of Merger by the Target and the consummation of the Transactions contemplated under this Agreement and the Plan of Merger, including the Merger;

WHEREAS, the shareholders of the Target have unanimously adopted applicable resolutions dated as of or prior to the date hereof approving the execution, delivery and performance of this Agreement and the Plan of Merger by the Target and the consummation by the Target of the Transactions contemplated under this Agreement and the Plan of Merger, including the Merger;

WHEREAS, as a condition to the willingness of, and an inducement to, the Target to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, Swee Kheng Chua, who owns as of the date hereof no less than 97.56% of the aggregate voting power of CIGL (the “CIGL Controlling Shareholder”), agrees to vote as shareholder of CIGL in favor of the CIGL Shareholder Matters;

WHEREAS, as a condition to the willingness of, and an inducement to CIGL to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, all Target Shareholders will enter into a voting agreement with CIGL in substantially the form attached hereto as Exhibit A (the “Target Shareholders Voting Agreement”), pursuant to which all Target Shareholders agree to (i) approve by vote, at a duly held shareholders meeting of the Target, the execution, delivery and performance of this Agreement and the Transactions, and (ii) act in concert regarding all New Class A Shares they hold after the Merger.

WHEREAS, as a condition to the willingness of, and an inducement to each of the Parties to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each shareholder of the Target (collectively, the “Target Shareholders”) is entering into a lock-up agreement with CIGL, in substantially the form attached hereto as Exhibit B (as may be amended or restated, the “Lock-Up Agreement”) with respect to the New Class A Shares that will be held by such Target Shareholders on or immediately after the Effective Time; and

WHEREAS, in contemplation of the Transactions, the Target has completed the Target Restructuring.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.

1.1. Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means, with respect to the Target Group Companies, the U.S. GAAP, and, with respect to CIGL Group Companies, IFRS, in each case as in effect at the date of the financial statement to which it refers or if there is no such reference, then the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the relevant Person in the preparation of the latest audited financial statements of such Person. “Target Accounting Principles” and “CIGL Accounting Principles” shall be construed accordingly.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Avalon Merger Agreement” means the Agreement and Plan of Merger dated as of March 7, 2025, by and among YOOV Group Holding Limited, Avalon GloboCare Corp. (NASDAQ: ALBT) and the other parties thereto, including all amendments, supplements, and modifications thereto.

“Arbitrator” shall have the meaning set forth in Section 10.8(i).

“Articles of Merger” shall have the meaning set forth in Section 2.3.

“Balance Sheet Date” shall have the meaning set forth in Section 4.8(i).

“Board-Approved Sale” shall have the meaning set forth in the Recitals hereto.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, the PRC, Hong Kong, Republic of Singapore or the British Virgin Islands are authorized or required by Legal Requirements to close.

“BVI Companies Act” means the BVI Business Companies Act, 2004 (as revised).

“BVI Registrar” shall have the meaning set forth in Section 2.3.

“Certificate of Target Financial Status” shall have the meaning set forth in Section 3.6(i).

“Chairman” shall have the meaning set forth in Section 6.11(i)(a).

“Change in Recommendation” shall have the meaning set forth in Section 6.1(iii).

“CIGL” shall have the meaning set forth in the Preamble hereto.

“CIGL A&R MAA” shall mean the amended and restated memorandum and articles of association of CIGL in the form set forth in Exhibit C hereto, adopted at a duly convened shareholders’ meeting by the shareholders of CIGL and filed with the Registrar of Corporate Affairs in the British Virgin Islands, which shall become effective upon registration, pursuant to which the authorized number of shares of CIGL shall be increased to 10,000,000,000, with a par value of US$0.00001 each, comprising (A) 6,000,000,000 Class A Ordinary Shares, (B) 2,000,000,000 Class B Ordinary Shares, and (C) 2,000,000,000 Class C Ordinary Shares (the “CIGL Existing Share Reclassification”).

“CIGL Board” shall have the meaning set forth in the Recitals hereto.

“CIGL Board Recommendation” shall have the meaning set forth the Recitals hereto.

“CIGL Business Combination” shall have the meaning set forth in Section 6.8(ii).

“CIGL Controlling Shareholder” shall have the meaning set forth the Recitals hereto.

“CIGL D&O Indemnified Party” shall have the meaning set forth in Section 6.9(ii)(a).

“CIGL D&O Tail” shall have the meaning set forth in Section 6.9(ii)(b).

“CIGL Disclosure Letter” shall have the meaning set forth in the preamble to Section 5.

“CIGL Entity” shall mean each of CIGL and/or the Merger Sub.

“CIGL Equity Value” means US$50,000,000.

“CIGL Existing Shares” means the Class A Ordinary Shares and Class B Ordinary Shares of CIGL, with the rights and privileges as set forth in the CIGL’s Second Amended and Restated Articles of Association adopted on March 14, 2024 and filed on March 18, 2024 (“CIGL Existing MAA”).

“CIGL Group Companies” shall mean CIGL and all of its direct and indirect Subsidiaries (including Merger Sub) as of the relevant time.

“CIGL Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of CIGL Group Companies, taken as a whole; or (b) the ability of CIGL or Merger Sub to consummate the Transactions by the Long Stop Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether an CIGL Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war, sabotage, cyberattacks, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattacks, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornadoes, pandemics or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in CIGL Accounting Principles (or any interpretation thereof) after the date of this Agreement; (vi) general economic, regulatory or tax conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates) after the date of this Agreement; (vii) events or conditions generally affecting the industries and markets in which the CIGL Group Companies operate; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in an CIGL Material Adverse Effect; or (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of the Target; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the CIGL Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the CIGL Group Companies conduct their respective operations, then such incremental disproportionate impact shall be taken into account (unless otherwise excluded) in determining whether an CIGL Material Adverse Effect has occurred.

“CIGL Organizational Documents” shall have the meaning set forth in Section 5.2.

“CIGL Parties” shall mean CIGL and Merger Sub, and each a “CIGL Party”.

“CIGL Permits” shall have the meaning set forth in Section 5.10(i).

“CIGL Per Share Value” shall mean US$3.00 per share.

“CIGL SEC Reports” shall have the meaning set forth in Section 5.7(i).

“CIGL Shareholders” shall mean all holders of CIGL Shares.

“CIGL Shareholder Approval” shall mean approval of the CIGL Shareholder Matters by resolution of the CIGL Shareholders, or such other standard as may be applicable to a specific CIGL Shareholder Matter, in accordance with the Proxy Statement and CIGL’s Organizational Documents.

“CIGL Shareholder Matters” shall have the meaning set forth in Section 6.1(i)(a).

“CIGL Shares” shall mean, prior to the adoption of the CIGL A&R MAA, the CIGL Existing Shares, or after the adoption of the CIGL A&R MAA pursuant to the terms hereof, the CIGL Existing Shares and the any new Ordinary Shares issued after the adoption of the CIGL A&R MAA.

“Class A Ordinary Shares” shall mean the class A ordinary shares of CIGL, with a par value of US$0.00001 each, having the rights and privileges as set forth in (i) the CIGL Existing MAA prior to the adoption of the CIGL A&R MAA, and (ii) the CIGL A&R MAA after the adoption of the CIGL A&R MAA.

“Class B Ordinary Shares” shall mean the class B ordinary shares of CIGL, with a par value of US$0.00001 each, having the rights and privileges as set forth (i) the CIGL Existing MAA prior to the adoption of the CIGL A&R MAA, and (ii) the CIGL A&R MAA after the adoption of the CIGL A&R MAA.

“Class C Ordinary Shares” shall mean the class C ordinary shares of CIGL, with a par value of US$0.00001 each, having the rights and privileges as set forth in the CIGL A&R MAA.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Payments Schedule” shall have the meaning set forth in Section 3.6(i).

“Code” shall have the meaning set forth in Section 4.14(iii)(e).

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, mortgage, deed of trust, license, sublicense, commitment, guaranty or other legally binding commitment, arrangement or understanding, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“De-SPAC Transaction” means a business combination pursuant to which a SPAC acquires, merges with, or otherwise combines with one or more operating companies (including the Target or any Target Group Company), resulting in such operating company or companies becoming the successor to or a subsidiary of the SPAC, whether effected by merger, consolidation, amalgamation, share exchange, asset acquisition, reorganization, recapitalization, or similar transaction, including any related PIPE Investment, shareholder redemptions, or other ancillary arrangements.

“Dissenting Shareholders” shall have the meaning set forth in Section 3.3.

“Dissenting Shares” shall have the meaning set forth in Section 3.3.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether oral or written, in each case other than any statutory benefit plan to the extent mandated by Legal Requirements.

“Environmental Laws” means all Laws relating to (i) pollution, contamination, protection of the (indoor or outdoor) environment or health and safety, (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment, including air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures, or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances. “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Control Act, 42 U.S.C. § 6901 et seq. and all applicable analogous state or local statutes or ordinances.

“Excluded Target Shares” shall have the meaning set forth in Section 3.1(i).

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Target Shareholder” shall have the meaning set for the in Section 3.4.

“Foreign Plan” shall have the meaning set forth in Section 4.14(ii).

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including, as applicable, certificates of incorporation or formation, memorandum and articles of association, bylaws, limited partnership agreements and limited liability company operating agreements.

“Governmental Approvals” shall have the meaning set forth in Section 4.3.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; (c) any stock exchange on which the securities of any Party of its Affiliates are listed; or (d) any political subdivision of any of the foregoing.

“HKIAC” shall have the meaning set forth in Section 10.8(i).

“HKIAC Rules” shall have the meaning set forth in Section 10.8(i).

“IFRS” shall mean the International Financial Reporting Standards issued by the International Accounting Standards Board.

“Indebtedness” shall mean, as of the relevant time means, without duplication, with respect to any Person, all of the following (without duplication or double-counting):

(a) any indebtedness for borrowed money;

(b) any obligations evidenced by bonds, debentures, notes or other similar instruments;

(c) any obligations to pay the deferred or unpaid purchase price of property, stock or services or other assets, including any earn-out or other contingent payments;

(d) any obligations as lessee under capitalized leases (as categorized in the financial statements, or required to be capitalized in accordance with the applicable Accounting Standards);

(e) any obligations, contingent or otherwise, by which such Person assured a creditor against loss, including under acceptance, letters of credit or similar facilities to the extent drawn;

(f) any obligations for (i) amounts due to employees of such Person for employee reimbursement, (ii) capital expenditure payables and (iii) individual income tax refund payable;

(g) any obligations in respect of (i) accrued severance and accrued bonuses, (ii) unfunded or underfunded pension or pension-like liabilities and any unfunded or underfunded post-retirement and post-employment benefits, including in respect of retiree medical or welfare benefits, or (iii) unfunded or underfunded deferred compensation plans, Contracts or arrangements, and, in each case, the employer portion of any payroll, social security, employment or other similar Taxes and “tax gross-up” payments, if any, due or payable as a result of or in connection with any of the indebtedness described in sub-clauses (i), (ii) and (iii);

(h) any debt or inventory financing, discounting or factoring or sale or loan arrangement of such Person the purpose of which is to raise money or provide finance or credit;

(i) any unpaid but accrued corporate income tax;

(j) any overdue payable balance which is in excess of the contract payment term or inconsistent with the normal payment cycle, including but not limited to the payables for goods purchased, rents, employee cost, and capex;

(k) any liabilities under any currency or interest swap or other interest or currency protection, hedging or financial futures transaction or arrangement;

(l) the net liability of such Person in respect of all Taxes incurred on transactions and profits up to the Closing Date after the deduction of tax payments and instalments or prepayments made in advance of the Closing Date;

(m) deferred revenue;

(n) any guaranty of any of the foregoing;

(o) any accrued interest, penalties, breakage costs, consent payments, fees, charges and premiums (including redemption premiums) in respect of any of the foregoing; and

(p) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

Notwithstanding anything to the contrary above, (i) with respect to items (b) to (p), to the extent such indebtedness or liabilities are normal and recurring and are incurred in the ordinary course of business consistent with past practice of the relevant CIGL Group Company, and (ii) transaction costs, shall not constitute “Indebtedness” of the CIGL Group Companies.

“Intellectual Property” shall mean all intellectual property rights or other similar proprietary rights throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, whether registered or unregistered, including such rights in and to: (a) all patents (whether utility or design) and patent applications, invention disclosures, provisional patent applications and similar filings and any and all substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions and reexaminations thereof (“Patents”); (b) all copyrights, published and unpublished works of authorship (whether or not copyrightable), including any applications, registrations and renewals of the foregoing, including literary works (including Software), pictorial and graphic works (“Copyrights”); (c) all trademarks, service marks, trade names, brand names, trade dress, logos, slogans, corporate names, certification marks and other indications of origin, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (“Trademarks”); (d) all Internet domain names, URLs, IP addresses and social media accounts (“Domain Names”); (e) trade secrets and other proprietary or confidential know-how and information, including confidential technology, discoveries, inventions (whether patentable or unpatentable) and improvements, formulae, business, technical, engineering or financial information, research and development information, techniques, designs, drawings, procedures, processes, algorithms, models and formulations, whether or not patentable or copyrightable (collectively, “Trade Secrets”); (f) database rights; (g) Software and (h) rights of publicity.

“IT Assets” shall have the meaning set forth in Section 4.18(vii).

“Joinder to Merger Agreement” shall have the meaning set forth in Section 6.12(i).

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event of: (a) with respect to Target, the individuals listed on the Target Disclosure Letter; and (b) with respect to any CIGL, the individuals listed on the CIGL Disclosure Letter.

“Law” shall mean any federal, state, national, material local or municipal or other law statute, ordinance, code, regulation, rule, the common law or other requirement of any Governmental Entity, and any Orders.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax liabilities due or to become due.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction, adverse claim, or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Listing Application” shall have the meaning set forth in Section 6.2(i).

“Lock-Up Agreement” and “Lock-Up Agreements” shall have the meaning set forth in the Recitals hereto.

“Majority Target Shareholder” shall have the meaning set forth in Section 6.11(i)(b).

“Majority Target Director” shall have the meaning set forth in Section 6.11(i)(b).

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 3.1(ii).

“Merger Sub” shall have the meaning set forth in the Recitals hereto.

“Minority Target Director” shall have the meaning set forth in Section 6.11(i)(b).

“Nasdaq” shall have the meaning set forth in the Recitals hereto.

“New Class A Shares” shall mean the Class A Ordinary Shares of CIGL, having the rights and privileges as set forth in the CIGL A&R MAA, to be issued to the Existing Target Shareholders for the purpose of the Merger.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Ordinary Shares of CIGL” shall mean the Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares of CIGL, of par value US$0.00001 each.

“Long Stop Date” shall have the meaning set forth in Section 8.1(ii).

“Outstanding Target Equity Securities” shall mean the Target Shares outstanding immediately prior to the Effective Time.

“Outstanding CIGL Equity Securities” shall mean all CIGL Shares outstanding immediately prior to the Effective Time, treating for such purpose all issued and outstanding options, warrants, and other equity securities convertible into or exercisable or exchangeable for CIGL Shares (whether or not by their terms then currently convertible, exercisable, or exchangeable), as having been so converted, exercised, or exchanged for the maximum number of CIGL Shares permitted thereunder.

“Parties” shall have the meaning set forth in the Preamble hereto.

“Party” shall have the meaning set forth in the Preamble hereto.

“Per Share Merger Consideration” shall have the meaning set forth in Section 3.1(ii).

“Permits” shall have the meaning set forth in Section 4.20(i).

“Permitted Lien” shall mean (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and that are sufficiently reserved for on the financial statements in accordance with applicable Accounting Principles; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and the like incurred in the ordinary course of business and (i) not yet delinquent, or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Target Group Companies or CIGL Group Companies, as applicable; (e) Liens securing the Indebtedness of any of the Target Group Companies or CIGL Group Companies, as applicable; (f) non-exclusive licenses granted under Intellectual Property to contractors, suppliers, vendors, distributors or customers in the ordinary course of business in object code form, for the use by such customers of the Target Group Companies’ or CIGL Group Companies’, as applicable, products or services or the provision of services by such contractors, suppliers, vendors, or distributors to the Target Group Companies or CIGL Group Companies, as applicable; (g) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Target Group Companies or CIGL Group Companies, as applicable; and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use and value of the assets of the Target Group Companies or CIGL Group Companies, as applicable and the rights under the Target Real Property Leases or CIGL Real Property Leases, as applicable, taken as a whole and do not result in a material liability to the Target Group Companies or CIGL Group Companies, as applicable.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall have the meaning set forth in Section 4.18(viii).

“PIPE Investment” means a private investment in public equity transaction in which investors purchase equity securities (or securities convertible into or exchangeable for equity securities) of a publicly traded company in a private placement, including in connection with a De-SPAC Transaction.

“Plan of Merger” shall have the meaning set forth in Section 2.3.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Principal Parties” means, collectively, CIGL and the Target, and each, a “Principal Party”.

“Privacy Laws” means any and all applicable Legal Requirements (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020), the Family Educational Rights and Privacy Act, the Federal Trade Commission Act, the General Data Protection Regulation (EU) 2016/679 on the protection of individuals with regard to the processing of Personal Information and on the free movement of such data and all laws implementing it (including as it was retained as domestic law in the United Kingdom following the United Kingdom’s exit from the European Union), the Illinois Biometric Information Privacy Act , Section 5 of the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, state data breach notification Legal Requirements, state data security Legal Requirements, state social security number protection Legal Requirements, and any and all applicable Legal Requirements and binding industry standards relating to data protection, information security, cybercrime, breach notification, social security number protection, outbound communications and/or electronic marketing (including e-mail marketing, telemarketing and text messaging), use of electronic data and privacy matters.

“Prior Transaction Agreements” shall have the meaning set forth in Section 7.3(vi).

“Proxy Filing Date” shall have the meaning set forth in Section 6.1(i)(a).

“Proxy Statement” shall have the meaning set forth in Section 6.1(i)(a).

“Regulatory Filing Fees” shall mean fees, costs and expenses reasonably incurred in connection with the filings, submissions, consents, approvals, authorizations and permits required under applicable Legal Requirements in connection with the Transactions.

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Representatives” shall have the meaning set forth in Section 6.8(i).

“Requisite Target Vote” means the written consent or affirmative vote of (i) the holders of a majority of the outstanding ordinary shares, par value US$0.10 per share, of the Target of any series or class, and (ii) the holders of a majority of the outstanding redeemable convertible preferred shares, par value US$0.10 per share, of the Target of any series or class.

“Requisite CIGL Entity Vote” means the Merger Sub’s board of directors’ approval and sole shareholder’s apporval.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), applications (including mobile applications) and computerized databases in any form, including software platforms, libraries, algorithms, user interfaces, application programming interfaces, firmware, middleware, development tools, templates and menus.

“SPAC” means a blank check company, special purpose acquisition company, or similar entity that: (a) is formed for the purpose of effecting a business combination with one or more operating businesses; (b) has completed an initial public offering of its securities prior to such business combination; (c) deposits substantially all of the gross proceeds of such initial public offering into a trust account or similar arrangement; (d) has no material operations other than the identification and consummation of a business combination; and (e) provides its public shareholders with the right to redeem their shares in the event a business combination is not consummated within a specified time period or if they do not approve a proposed business combination.

“SPAC Transaction” means: (a) any De-SPAC Transaction; (b) the formation, capitalization, or initial public offering of a SPAC; (c) any PIPE Investment or other financing transaction in connection with a De-SPAC Transaction; (d) any transaction or arrangement pursuant to which the Target or any Target Group Company agrees to become a party to, or the subject of, a De-SPAC Transaction; or (e) any other transaction, arrangement, or series of related transactions involving a SPAC.

“Special Meeting” shall have the meaning set forth in Section 6.1(ii).

“Subsidiary” shall mean, with respect to any Person, any other Person of which: (a) if a corporation, a majority of the total voting power of shares of capital stock or share capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Surviving Sub” shall have the meaning set forth in Section 2.1(i).

“Surviving Sub A&R MAA” shall have the meaning set forth in Section 2.5.

“Takeover Laws” shall have the meaning set forth in Section 4.22.

“Target” shall have the meaning set forth in the Preamble hereto.

“Target Benefit Plan” shall have the meaning set forth in Section 4.13.

“Target Board” shall have the meaning set forth in the Recitals hereto.

“Target Business Combination” shall have the meaning set forth in Section 6.8(i).

“Target Director” shall have the meaning set forth in Section 6.11.

“Target D&O Indemnified Party” shall have the meaning set forth in Section 6.9(i)(a).

“Target D&O Tail” shall have the meaning set forth in Section 6.9(i)(b).

“Target Disclosure Letter” shall have the meaning set forth in the preamble to Section 4.

“Target Equity Value” shall mean US$600,000,000.

“Target Group Companies” shall mean the Target and all of its direct and indirect Subsidiaries as of the relevant time.

“Target Insurance Policies” shall have the meaning set forth in Section 4.24.

“Target Intellectual Property” shall have the meaning set forth in Section 4.18(i).

“Target Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Target Group Companies, taken as a whole, or (b) the ability of the Target to consummate the Transactions by the Long Stop Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Target Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war, sabotage, cyberattacks, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattacks, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in Target Accounting Principles (or any interpretation thereof) after the date of this Agreement; (vi) general economic, regulatory or tax conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates) after the date of this Agreement; (vii) events or conditions generally affecting the industries and markets in which the Target Group Companies operate; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Target Material Adverse Effect; or (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of any CIGL Party; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the Target Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Target Group Companies conduct their respective operations, then such incremental disproportionate impact shall be taken into account (unless otherwise excluded) in determining whether a Target Material Adverse Effect has occurred.

“Target Material Contract” shall have the meaning set forth in Section 4.12(i).

“Target Organizational Documents” shall have the meaning set forth in Section 4.2.

“Target Owned Intellectual Property” shall have the meaning set forth in Section 4.18(ii).

“Target Per Share Value” shall mean an amount equal to (a) the Target Equity Value divided by (b) the number of Outstanding Target Equity Securities.

“Target Real Property” shall have the meaning set forth in Section 4.19(i).

“Target Real Property Leases” shall have the meaning set forth in Section 4.19(ii).

“Target Registered IP” shall have the meaning set forth in Section 4.18(i).

“Target Restructuring” shall mean a series of transactions to be undertaken by the Target, resulting in (i) the Majority Target Shareholder, as of the date of this Agreement, holds and will continue to hold until immediately prior to the Closing, sixty percent (60%) of the issued and outstanding shares of the Target, and (ii) all other shareholders of the Target, as of the date of this Agreement, hold and will continue to hold until immediately prior to the Closing, in the aggregate, forty percent (40%) of the issued and outstanding shares of the Target.

“Target Shares” shall mean all issued and outstanding shares of the Target, par value US$0.1 per share.

“Target Shareholders” shall have the meaning set forth in the Recitals hereto.

“Tax” or “Taxes” shall mean: (a) any and all U.S. federal, state, local and non-U.S. taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts and (b) any liability in respect of any items described in clause (a) payable by reason of Contract, transferee liability, operation of Law or having been a member of a consolidated, combined, unitary or affiliated group or otherwise.

“Tax Returns” shall have the meaning set forth in Section 4.16(i).

“Trade Sale” shall mean any transaction or series of related transactions pursuant to which any Person or group of Persons, directly or indirectly, acquires from shareholders of CIGL, and/or from CIGL itself, shares or other equity interests representing more than fifty percent (50%) of the outstanding share capital or voting power of CIGL (on a fully diluted basis), or all or substantially all of CIGL’s and its subsidiaries’ assets, whether by way of merger, consolidation, amalgamation, business combination, sale of securities or assets, or otherwise.

“Transaction Agreements” shall mean this Agreement, the Target Shareholders Voting Agreement, the Lock-Up Agreement, the CIGL A&R MAA and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated by this Agreement, including the Merger and the transactions contemplated by the other Transaction Agreements.

“Transfer Taxes” shall have the meaning set forth in Section 6.10.

“U.S. GAAP” shall mean the U.S. generally accepted accounting principles.

“US$” or “USD” shall mean U.S. dollars, the legal currency of the United States.

2. The Merger.

2.1. The Merger.

(i) At the Effective Time, Merger Sub will be merged with and into the Target upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the BVI Companies Act, whereupon Merger Sub will cease and Target will continue its existence as the surviving company (the “Surviving Sub”). As a result of the Merger, the Surviving Sub will become a wholly owned subsidiary of CIGL.

(ii) From and after the Effective Time, the Surviving Sub will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the Target and Merger Sub.

2.2. Closing. Unless this Agreement has been terminated and the Transactions herein contemplated have been abandoned pursuant to Section 8 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Section 7 of this Agreement, the consummation of the Transactions contemplated under this Agreement, including the Merger (the “Closing”), will occur by electronic exchange of documents and signatures on the fifth (5th) Business Days after satisfaction or waiver of the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition), or at such other time, date and place as the Principal Parties may mutually agree in writing. The date on which the Closing actually takes place is referred to herein as the “Closing Date”.

2.3. Effective Time. On the Closing Date, the applicable Parties shall execute a plan of merger (the “Plan of Merger”) and articles of merger (the “Articles of Merger”), and shall cause the Merger to be consummated by filing the Articles of Merger (appending the Plan of Merger) and other documents required by the BVI Companies Act with the Registrar of Corporate Affairs in the British Virgin Islands (“BVI Registrar”) in accordance with the relevant provisions of the BVI Companies Act, and shall make all other filings, recordings or publications required under the BVI Companies Act in connection with the Merger. The Merger shall become effective at the time that the properly executed Articles of Merger are filed and accepted by the BVI Registrar or, to the extent permitted by the BVI Companies Act, at such later date and time as specified in the Articles of Merger provided that any such later date and time shall be within 30 days of registration by the BVI Registrar (the time at which the Merger becomes effective, the “Effective Time”).

2.4. Effect of Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Articles of Merger and the BVI Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights and privileges of the Target and Merger Sub shall vest in the Surviving Sub in accordance with the BVI Companies Act, and all debts, liabilities, obligations and duties of the Target and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Sub.

2.5. Governing Documents. At the Effective Time, by virtue of the Merger, the existing memorandum and articles of association of the Target in effect immediately prior to the Effective Time shall be the memorandum and articles of association of the Surviving Sub, except such memorandum and articles of association shall be amended and restated as may be necessary, subject to approvals by CIGL and the Target, and be filed with the BVI Registrar before the Closing (the “Surviving Sub A&R MAA”).

2.6. Directors and Officers.

(i) Until successors are duly elected or appointed and qualified in accordance with applicable law and the Governing Documents of CIGL, the directors and officers of CIGL from and after the Effective Time shall be appointed pursuant to Section 6.11 hereof.

(ii) Until successors are duly elected or appointed and qualified in accordance with applicable law and the Governing Documents of the Surviving Sub, the directors and officers of the Target immediately prior to the Effective Time shall be the directors and officers of the Surviving Sub.

3. Treatment of Securities.

3.1. Treatment of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of any Party or any other Person:

(i) Treatment of Excluded Target Shares. All Target Shares that are owned by the Target, Merger Sub or any Target Group Company immediately prior to the Effective Time (the “Excluded Target Shares”) shall automatically be surrendered and canceled and shall cease to exist, and no New Class A Share or other consideration shall be delivered or deliverable in exchange therefor and each holder of any such Excluded Target Shares shall cease to have any rights with respect thereto.

(ii) Treatment of Target Shares. Each Target Share issued and outstanding as of immediately prior to the Effective Time (excluding Dissenting Shares, which shall be treated in the manner set forth in Section 3.3, and the Excluded Target Shares being cancelled pursuant to Section 3.1(i)), by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive a number of validly issued, fully paid and non-assessable New Class A Shares, equal to (A) the Target Per Share Value, divided by (B) the CIGL Per Share Value (such New Class A Shares, the “Per Share Merger Consideration”, and the aggregate amount of Per Share Merger Consideration to be issued and paid pursuant to this Section 3.1(ii), the “Merger Consideration”). All of the Target Shares converted into the right to receive the Merger Consideration pursuant to this Section 3.1(ii) shall no longer be outstanding and shall cease to exist, and each holder of such Target Shares issued and outstanding as of immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration without interest, which shall be paid as provide in Section 3.2.

(iii) Treatment of Merger Sub Shares. Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Sub, which shall constitute the only issued and outstanding shares of the Surviving Sub following the Effective Time.

3.2. Payment of Merger Consideration. On the Closing Date and subject to satisfaction or waiver of all conditions precedent to Closing in Section 7, CIGL shall allot and issue the New Class A Shares and shall deliver to each Existing Target Shareholder the full Merger Consideration payable to them in accordance with this Agreement as promptly as practicable, and in any event within five (5) Business Days following the Effective Time.

3.3. Dissenting Shares.

(i) Notwithstanding any provision of this Agreement to the contrary, any Target Shares issued and outstanding immediately prior to the Effective Time held by a holder who (i) has not voted in favor of the Merger or consented in writing and (ii) has validly exercised the rights to dissent from the Merger in accordance with, and has complied in all respects with, the BVI Companies Act (such Target Shares being referred to collectively as the “Dissenting Shares”, and holders of the Dissenting Shares collectively, the “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time, and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration, but instead shall be entitled only to receive the payment of the fair value of such Dissenting Shares held by them determined in accordance with Section 179 of the BVI Companies Act and such other rights as are granted by the BVI Companies Act. For the avoidance of doubt, any holder seeking to exercise dissenters' rights must do so strictly in accordance with Section 179 of the BVI Companies Act, including the requirement to deliver a written objection prior to the vote on the Merger (or, if no vote is required, prior to the Effective Time), to deliver a notice of election to dissent within the statutory periods and to comply with any deposit and certification requirements. Dissenters' rights shall not be available to the extent excluded under Section 179(2) of the BVI Companies Act.

(ii) Notwithstanding the provisions of Section 3.3(i), if after the Effective Time, any Dissenting Shareholder fails to validly exercise or perfect, withdraws or loses such holder’s right to appraisal pursuant to this Section 3.3(i) and Section 179 of the BVI Companies Act or if a court of competent jurisdiction shall determine that such Dissenting Shareholder is not entitled to the relief provided by Section 179 of the BVI Companies Act, such Target Shares shall be treated as if they had been cancelled and ceased to exist and they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration, if any, to which such Dissenting Shareholder is entitled pursuant to Section 3.1, without interest thereon.

(iii) The Target shall provide CIGL prompt written notice of any written objections to the Merger or other demands received by Target for the exercise of dissenter rights in respect of the Merger or appraisal of Target Shares according to the BVI Companies Act, any written withdrawal of any such objection or demand and any other written demand, notice or instrument delivered to the Target prior to the Effective Time pursuant to the BVI Companies Act that relates to such objection or demand, and CIGL shall be consulted with respect to all material negotiations and proceedings with respect to such objection or demands. Except with the prior written consent of CIGL, the Target shall not make any payment with respect to, or settle or offer to settle, any such objection or demands.

(iv) The Surviving Sub shall be responsible in the first instance for any payment of fair value to Dissenting Shareholders determined in accordance with Section 179 of the BVI Companies Act, without prejudice to any contribution or support arrangements as between the Parties.

3.4. Exchange Procedures.

(i) On the Closing Date, CIGL shall issue to each holder who is, immediately prior to the Effective Time, a registered holder of Target Shares (other than the Dissenting Shares and the Excluded Target Shares) (each such holder, a “Existing Target Shareholder”) the Merger Consideration in respect of the Target Shares held by such Existing Target Shareholder, credited as fully paid, in accordance with the terms of this Agreement.

(ii) Following the issuance of the Merger Consideration, CIGL shall, upon the request by any Existing Target Shareholder, promptly deliver to such Existing Target Shareholder an excerpt of the register of members of CIGL or such other document that evidences the share ownership in CIGL of such Existing Target Shareholder.

3.5. Issuance of the Closing Number of New Class A Shares.

(i) Notwithstanding anything in this Agreement to the contrary, no fraction of an New Class A Share will be issued by virtue of the Merger, and the Persons who would otherwise be entitled to a fraction of an New Class A Share (after aggregating all fractional shares of New Class A Shares that otherwise would be received by such Person) shall receive from CIGL, in lieu of such fractional share: (i) one New Class A Share if the aggregate amount of fractional shares of New Class A Shares such Person would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no New Class A Share if the aggregate amount of fractional shares of New Class A Shares such Person would otherwise be entitled to is less than 0.50.

(ii) The number of New Class A Shares that each Person is entitled to receive as a result of the Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any share sub-division, share consolidation, share dividend or distribution (including any dividend or distribution of securities convertible into New Class A Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to New Class A Shares occurring on or after the date hereof and prior to the Closing.

3.6. Closing Calculations.

(i) No later than three (3) Business Days prior to the Closing Date, the Target shall deliver to CIGL:

(a) a schedule setting forth the calculation of the Merger Consideration and the allocation of the Merger Consideration among the holders of Target Shares of immediately prior to the Closing, including the legal name and registered address of each such holder, and a breakdown of the amounts and shares to be delivered as Merger Consideration (the “Closing Payments Schedule”); and

(b) a calculation prepared in good faith and in reasonable detail, evidencing that, as of a date no earlier than three (3) Business Days prior to the Closing Date (and pro forma for the Closing and taking into account the Transactions contemplated hereby to occur at Closing), the Target Group Companies, on a consolidated basis, are in a net asset positive position (total assets of the Target Group Companies exceed the total Liabilities), with such certification to be prepared in accordance with U.S. GAAP consistently applied (the “Certificate of Target Financial Status”).

(c) a certificate signed by the chief financial officer of Target, certifying that the calculations set forth in the Closing Payments Schedule and the Certificate of Target Financial Status have been prepared in good faith and in accordance with this Agreement and the other Transaction Agreements.

(ii) CIGL and its Representatives shall have a reasonable opportunity to review and to discuss with the Target and its Representatives the documentation provided pursuant to this Section 3.6 and any relevant books and records of the Target Group Companies. The Target and its Representatives shall reasonably assist CIGL and its Representatives in its review of the documentation. CIGL and Merger Sub will be entitled (but not obligated) to rely in all respects upon the Closing Payments Schedule and Certificate of Target Financial Status.

3.7. Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Target, CIGL and their respective Affiliates shall be entitled to deduct and withhold from any payments payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements. If any deduction or withholding is so required in connection with any such payments, such Person shall cause the applicable withholding agent to provide written notice to the Person in respect of which such deduction and withholding is to be made of the amounts to be deducted and withheld as soon as reasonably practicable (and shall use commercially reasonable efforts to do so at least five (5) days prior to such payment). Each Party shall use reasonable efforts to (a) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions, refunds, credits or other recovery and (b) eliminate or minimize the amount of any such Tax deductions and withholdings. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity in accordance with applicable Legal Requirements, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.8. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Sub following the Merger with full right, title and possession to and of all assets, property, rights, privileges, powers and franchises of the Target and Merger Sub, the officers, directors, managers and members, as applicable (or their designees), of the Parties hereto are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

4. Representations and Warranties of Target. Except as set forth in the letter dated as of the date of this Agreement delivered by Target to CIGL in connection with the execution and delivery of this Agreement (the “Target Disclosure Letter”), the Target hereby represents and warrants to the other Parties hereto as of the date hereof and as of the Closing Date (or if a specific date is indicated in any such statement, as of such specified date) the following:

4.1. Incorporation, Organization and Power. Each of the Target Group Companies is duly incorporated or organized, validly existing and in good standing under the Law of its jurisdiction of incorporation or organization. The Target has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and to perform its obligations under all Contracts by which it is bound. Each of the Target’s Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties, to carry on its business as now conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect. Each of the Target Group Companies is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect.

4.2. Incorporation or Organizational Documents. The Target has made available to CIGL true and complete copies of the memorandum and articles of association and all other similar constitutional documents adopted or filed in connection with the incorporation, creation, formation, organization or governance of the Target as in effect on the date of this Agreement (collectively, the “Target Organizational Documents”), and (a) the Target Organizational Documents are in full force and effect, and (b) the Target is not in violation in any material respects of any provision of the Target Organizational

Documents.

4.3. Governmental Approvals. Assuming that the representations and warranties of CIGL contained in Section 5.4 are true and correct, the execution, delivery and performance of this Agreement by the Target and the consummation by the Target of the Transactions, including the Merger, do not and will not require any consent, approval or other authorization of, or registration or filing with or notification to any Governmental Entity (collectively, “Governmental Approvals”), other than:

(i) the filing of the Articles of Merger (appending the Plan of Merger) and other documents required by the BVI Companies Act to effect the Merger, with the BVI Registrar, and the adoption and filing the Surviving Sub A&R MAA, with the BVI Registrar, as may be required;

(ii) any other filings or reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, the Securities Act or any other state or federal securities, takeover or “blue sky” Laws; and

(iii) such other Governmental Approvals, if fail to obtain, would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect.

4.4. Corporate Authorization.

(i) The Target Board has:

(a) approved and declared advisable this Agreement, the Plan of Merger, the Articles of Merger and the Transactions, including the Merger, in accordance with the memorandum and articles of association of the Target then in effect,

(b) declared that it is fair to, advisable and in the best interests of the Target and the Target Shareholders that the Target enter into this Agreement, the Plan of Merger and the Articles of Merger and consummate the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement,

(c) directed that the adoption of this Agreement, the Plan of Merger and the Surviving Sub A&R MAA be submitted to the Target Shareholders, and

(d) recommended to the Target Shareholders that they adopt this Agreement, the Plan of Merger and the Surviving Sub A&R MAA.

Except as set forth in the Target Disclosure Letter, the Requisite Target Vote is the only vote of the Target Shareholders necessary to adopt this Agreement and approve the Transactions. Each Person that executes the Target Voting Agreement is a holder of the voting equity securities of the Target, in each case, within the meaning of the SEC’s Compliance and Disclosure Interpretation 239.13.

(ii) Except as set forth in the Target Disclosure Letter, the Target has all necessary corporate power and authority to enter into this Agreement, the Plan of Merger and the Articles of Merger, and assuming the Target Shareholders’ approval is received, to consummate the Transactions. The execution, delivery and performance of this Agreement, the Plan of Merger and the Articles of Merger by the Target and, subject to the receipt of the Target Shareholders’ approval, the consummation by the Target of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Target. This Agreement constitutes a legal, valid and binding agreement of the Target enforceable against the Target in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

4.5. Non-Contravention. Except as set forth in the Target Disclosure Letter, and subject to obtaining the Target Shareholders’ approval and the Governmental Approvals applicable to a Target Group Company, the execution, delivery and performance of this Agreement by the Target and the consummation of the Transactions do not and will not (x) contravene or conflict with, or result in any material violation or breach of, any provision of (a) the Target Organizational Documents, or (b) the comparable organizational or governing documents of any of the Subsidiaries of the Target, (y) contravene or conflict with, or result in any material violation or breach of, any Law applicable to the Target Group Companies or by which any assets of the Target Group Companies are bound, (z) except as set forth in the Target Disclosure Letter, result in any violation, termination, acceleration of any material obligation, cancellation, material payment or material breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Target Material Contracts or Target Real Property Leases (as defined below) to which the Target Group Companies is a party or by which any assets of the Target Group Companies are bound, or (xx) result in the creation of any Liens (other than Permitted Liens) upon any of the Target Assets, except, in the case of clauses (x)(b), (y), (z), and (xx), as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect.

4.6. Capitalization.

(i) As of the date of this Agreement, the capitalization of the Target is as set forth in the Target Disclosure Letter, which reflects in all material respects all of the issued and outstanding Target’s shares and all rights to acquire shares or securities of the Target.

(ii) Except as set forth in the capitalization table in the Target Disclosure Letter:

(a) there are no other outstanding shares of the Target;

(b) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights (whether or not currently exercisable), agreements or commitments (other than this Agreement) relating to the issuance or acquisition of share capital to which the a Target Group Company is a party obligating the Target Group Companies to (x) issue, transfer or sell any shares of the Target or other equity interests of the Target Group Companies or securities convertible into or exchangeable for such shares or equity interests, (y) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (z) redeem, repurchase or otherwise acquire any such shares of the Target or other equity interests, or (xx) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Target Group Companies or any other Person; and

(c) other than pursuant to this Agreement, there is no condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of the Target; and

(d) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to a Target Group Company.

(iii) All outstanding shares of the Target have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights, right of participation, right of maintenance or any similar right. All outstanding shares of the Target were issued or sold in compliance in all material respects with (a) applicable securities Laws, (b) the Target Organizational Documents, and (c) any Contract.

(iv) Each outstanding share or other equity interests of each Subsidiary of the Target is duly authorized, validly issued, fully paid and non-assessable and is not subject to any pre-emptive rights, right of participation, right of maintenance, or any similar right.

(v) Except as set forth in the Target Organizational Documents and the Target Disclosure Letter, there are no outstanding contractual obligations of the Target Group Companies to repurchase, redeem or otherwise acquire any shares of the Target Group Companies.

(vi) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which a Target Group Company is a party with respect to the voting of any shares of the Target Group Companies. There are no bonds, debentures, notes or other instruments of indebtedness of the Target Group Companies that entitle the holder of such instruments of indebtedness to vote together with the Target Shareholders on any matters with respect to any Target Group Company.

(vii) The Target does not have any share option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person that is currently in effect or outstanding.

4.7. Subsidiaries.

(i) The Target Disclosure Letter sets forth a complete and accurate organization chart of the Target Group Companies. The Target has made available to CIGL the organizational documents of each Target Group Company.

(ii) Each of the Subsidiaries of the Target is wholly owned by the Target, directly or indirectly, free and clear of any Liens (other than Permitted Liens) or restrictions on transfer (other than restrictions under applicable Law). The Target does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(iii) Except as set forth in the Target Disclosure Letter, no Target Group Company is a party to, has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Target Group Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

4.8. Financial Statements.

(i) The Target Disclosure Letter contains true, correct and complete copies of:

(a) the unaudited consolidated financial statements for the twelve (12) month periods ended on March 31, 2025, consisting of the balance sheet, and the related statements of income, shareholders’ equity and cash flows of the Target Group Companies, and

(b) the unaudited consolidated financial statements for the six (6) month period ended on September 30, 2025 (the “Balance Sheet Date”), consisting of the balance sheet, and the related statements of income, shareholders’ equity and cash flows of the Target Group Companies.

The financial statements contemplated under the aforementioned sub-paragraphs (a) and (b) fairly present, in all material respects, the financial condition and results of operations of the Target Group Companies as of the times and for the periods referred to therein and have been prepared in conformity with U.S. GAAP. There are no “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) to which a Target Group Company is a party.

(ii) The books of account and financial records of the Target Group Companies are true and correct and have been prepared and are maintained in accordance with sound accounting practice. The Target maintains a system of internal accounting controls reasonably sufficient to provide reasonable assurance that (a) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP consistently applied, (b) that transactions are executed only in accordance with the authorization of management, and (c) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of assets of the Target Group Companies that could have a material effect on the financial statements. The Target maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.

(iii) There have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of the Target, the Target Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act or any other applicable Law.

4.9. Undisclosed Liabilities. As of the date of this Agreement, except as set forth in the Target Disclosure Letter, there are no Liabilities of the Target Group Companies, individually or in the aggregate, that are required to be reflected in the financial statements under U.S. GAAP other than:

(i)  Liabilities reflected or reserved against in the Target’s financial statements as of the Balance Sheet Date or the footnotes thereto;

(ii) Liabilities that have been incurred since the Balance Sheet Date in the ordinary course of business;

(iii) Liabilities incurred in connection with the Transactions or as permitted or contemplated expressly by this Agreement;

(iv) Liabilities incurred pursuant to Target Material Contracts binding on the Target Group Companies (other than those resulting from any breach or default under such Target Material Contract); and

(v) Liabilities that would not, individually or in aggregate, reasonably be expected to have a Target Material Adverse Effect.

4.10. Absence of Certain Changes. Except as otherwise expressly contemplated or required by this Agreement, or as set forth in the Target Disclosure Letter, since the Balance Sheet Date to the date of this Agreement, (a) the business of the Target Group Companies has been conducted, in all material respects, in the ordinary course of business, excluding the exaction and performance of this Agreement and the discussion, negotiations and transactions related thereto, (b) there has not been any Target Material Adverse Effect.

4.11. Litigation. Except as set forth in the Target Disclosure Letter, from the Balance Sheet Date through the date of this Agreement, (a) there are no Legal Proceedings pending or, to the Knowledge of the Target, threatened against the Target Group Companies, or any of its or their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, and (b) there are no Orders outstanding against the Target Group Companies or any of its or their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect.

4.12. Material Contracts.

(i) The Target Disclosure Letter sets forth a list of each of the following Contracts to which, as of the date of this Agreement, one or more Target Group Companies is a party (each, a “Target Material Contract”):

(a) Each Contract that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), with respect to the Target Group Companies (assuming the Target was subject to the requirements of the Exchange Act);

(b) each Contract prohibit the Target Group Companies from competing, or otherwise restricting or limiting the ability of the Target Group Companies to compete in any line of business or geographic;

(c) each Contract (other than any Target Benefit Plan) that is reasonably likely to require, during the remaining term of such Contract, annual payments by the Target Group Companies that exceed US$250,000;

(d) all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material assets of the Target Group Companies;

(e) all material Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment (other than agreements with employees, non-exclusive licenses granted to the customers of the Target Group Companies, and non-exclusive licenses to commercially available, off-the-shelf Software that have been granted on standardized, generally available terms);

(f) all partnership, joint venture or other similar agreements or arrangements;

(g) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (or a series of related agreements) with an aggregate outstanding principal amount not exceeding US$1,000,000;

(h) any agreement for the disposition or acquisition by the Target Group Companies with material obligations of the Target Group Companies (other than confidentiality obligations) remaining to be performed or material Liabilities of the Target Group Companies continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;

(i) any agreement with (x) the top 10 customers of the Target Group Companies taken as a whole, as applicable, and (y) the top 10 suppliers of the Target Group Companies taken as a whole, as applicable, in each case, for the 2025 fiscal year measured by the aggregate obligations paid or agreed to pay to or by the Target Group Companies, as applicable;

(j) any agreement restricting or limiting the payment of dividends or the making of distributions to shareholders, including intercompany dividends or distributions other than such restrictions or limitations that are required by applicable Law;

(k) any Contract for the development of Intellectual Property, other than those entered into in the ordinary course of business with Target employees and contractors on the Target’s standard form for such Contracts; and

(l) all material agreements with any Governmental Entity.

(ii) Each Target Material Contract is a valid and binding agreement of the Target Group Companies, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, (a) neither the Target Group Companies nor, to the Knowledge of the Target, any other party thereto, is in breach of or default under any such Target Material Contract, (ii) as of the date of this Agreement, there are no material disputes in connection with any such Target Material Contract, and (iii) as of the date of this Agreement no party under any Target Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Target Material Contract.

4.13. Prior Transaction Documents

(i) The Target Disclosure Letter sets forth a complete and accurate list of all Prior Transaction Agreements to which the Target or any Target Group Company is or has been a party or by which the Target or any Target Group Company is or has been bound.

(ii) Except as set forth in the Target Disclosure Letter:

(a) no Target Group Company is a party to, or bound by, any Prior Transaction Agreement;

(b) no Target Group Company has any obligation to pay any termination fees, break-up fees, expense reimbursements, or other payments to any Person in connection with the termination of any Prior Transaction Agreement;

(c) no party to any Prior Transaction Agreement has asserted, or threatened to assert, any claims against the Target or any Target Group Company in connection with any Prior Transaction Agreement or the termination thereof; and

(d) the consummation of the Transactions contemplated by the Merger Agreement will not result in any breach of, or give rise to any liability under, any Prior Transaction Agreement.

(iii) The Target has delivered to CIGL true, complete, and correct copies of:

(a) all other Prior Transaction Agreements (including the Avalon Merger Agreement) and all amendments, supplements, and modifications thereto;

(b) all termination notices, correspondence, and other documents relating to the termination or proposed termination of any Prior Transaction Agreement.

4.14. Benefit Plans.

(i) The Target Disclosure Letter lists all material Target Benefit Plans. For purposes of this Agreement a “Target Benefit Plan” is, whether or not written, (a) any compensation, stock purchase, stock option, equity or equity-based compensation, severance, employment, consulting, change-of-control, bonus, incentive, deferred compensation and other employee benefit plan, agreement, program or policy, (b) any plan, agreement, program or policy providing vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits), or (c) any loan to or for the benefit of an officer of the Target Group Companies, in each case (x) under which any current or former director, officer, employee or independent contractor of the Target Group Companies has any right to benefits, or (y) which are maintained, sponsored or contributed to by the Target Group Companies or to which the Target Group Companies makes or is required to make contributions or with respect to which the Target Group Companies has any material Liability.

(ii) With respect to each Target Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (each such plan, a “Foreign Plan”):

(a) all required employer and employee contributions have been calculated, deposited or made or properly accrued in a material respects;

(b) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, if intended to qualify for special tax treatment, meets all of the requirements for such treatment;

(c) no Foreign Plan is a defined benefit plan or an arrangement providing a stated level of benefits calculated by reference to an employee’s (or former employee’s) length of service and salary;

(d) no unfunded or underfunded liabilities exist with respect to any Foreign Plan and no rights or entitlements (including but not limited to any entitlements to enhanced or additional benefits) exist in relation to any employee or former employee of the Target or any of the Target Subsidiaries other than pursuant to the terms of the plan documents governing the Foreign Plans, and

(e) no notice of default or show cause notice has been received regarding any non-compliance or inadequate compliance.

(iii) The execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event):

(a) result in any payment from the Target Group Companies becoming due, or increase the amount of any compensation due, to any current or former employee, director or independent contractor of the Target Group Companies,

(b) increase any benefits otherwise payable under any Target Benefit Plan,

(c) result in the acceleration of the time of payment, vesting of any compensation or benefits or forgiveness of indebtedness with respect to any current or former employee, director or independent contractor of the Target Group Companies,

(d) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee, director or independent contractor of the Target Group Companies under any Target Benefit Plan,

(e) cause any amount to fail to be deductible by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), or

(f) result in any breach or violation of or default under any Target Benefit Plan.

(iv) There are no pending, or, to the Knowledge of the Target, threatened, material Legal Proceedings against or involving any Target Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries. Each Target Benefit Plan can be terminated at any time for any or no reason by the Target Group Companies without any past, present or future Liability or obligation to the Target Group Companies (other than solely administrative expenses related to such termination).

4.15. Labor Relations.

(i) (a) No employee of the Target Group Companies is represented by a union or is covered by an effective or pending collective bargaining agreement or similar labor agreement and, to the Knowledge of the Target, no labor union, or similar employee group to organize any employees, organizing efforts are currently being conducted, (b) no Target Group Company is a party to, and is not currently negotiating any entry into, any collective bargaining agreement or other labor contract, and (c) no strike, picket, work stoppage, work slowdown or other organized labor dispute exists in respect of the Target Group Companies.

(ii) The Target Group Companies are, and have been since January 1, 2023, in compliance in all material respects with all federal, state, local or foreign Laws regarding labor, employment and employment practices that are applicable to the Target Group Companies.

(iii) Since January 1, 2023, there have been no material Legal Proceedings against the Target Group Companies or, to the Target’s Knowledge, investigations pending or threatened related to any allegations of sexual harassment, discrimination or other misconduct against the Target or any of its respective current or former directors, officers or senior level management employees.

(iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, there are no pending or, to the Target’s Knowledge, threatened claims, suits, actions or other Legal Proceeding against the Target Group Companies brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of the Target Group Companies, any current or former leased employee, intern, volunteer or “temp” of the Target Group Companies, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Entity, alleging: (a) violation of any labor or employment Laws; (b) breach of any collective bargaining agreement; (c) breach of any express or implied contract of employment; (d) wrongful termination of employment; or (e) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

4.16. Taxes.

(i) (a) All income and other material reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Entity in connection with Taxes, including any schedule or attachment thereto or amendment thereof (the “Tax Returns”) required to be filed by or with respect to the Target Group Companies have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (b) the Target Group Companies have fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with U.S. GAAP for all material Taxes not yet due and payable in the most recent financial statements of the Target Group Companies, and (c) the Target Group Companies have complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Entity of all Taxes required to be withheld by the Target Group Companies.

(ii) (a) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Target Group Companies for any taxable period and no request for any such waiver or extension is currently pending, (b) to the Target’s Knowledge, no audit is presently in progress, pending or threatened in writing with respect to any material Taxes due from or with respect to the Target Group Companies, (c) no claim in writing has been made by any Governmental Entity in a jurisdiction where the Target Group Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and (d) all material deficiencies for Taxes asserted or assessed in writing against the Target Group Companies have been fully and timely paid or properly reflected under U.S. GAAP in the most recent financial statements of the Target Group Companies.

(iii) There are no Liens for Taxes upon the assets or properties of the Target Group Companies, except for Liens for current Taxes and assessments not yet past due.

(iv) No Target Group Company has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax Law).

(v) The Target has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the three-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

(vi) No Target Group Company (a) is or has been a member of a group (other than a group the common parent of which is the Target) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (b) has any Liability for the Taxes of any Person (other than any of a Target Group Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, successor, by Contract (other than pursuant to any ordinary course Contract, the principal purpose of which does not relate to Taxes) or otherwise.

(vii) No Target Group Company will be required to include any item of material income in, or exclude any item of material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any change in, or use of improper, method of accounting adopted, requested or initiated at or prior to the Closing for a taxable period ending on or prior to the Closing Date, (b) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign income Tax law), (c) any installment sale or open transaction disposition made at or prior to the Closing, (d) any item of deferred revenue, (e) any election under Section 965 of the Code, (f) any prepaid amounts received on or prior to the Closing Date, or (g) any agreement entered into with any Governmental Entity with respect to Taxes.

(viii) No private letter rulings, technical advice memoranda or similar material agreements or rulings have been requested, entered into or issued by any taxing authority with respect to the Target Group Companies which rulings remain in effect.

(ix) No Target Group Company has been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(x) To the Knowledge of the Target, No Target Group Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(xi) The Target is and has been since its date of formation, a C corporation for U.S. federal income tax purposes.

(xii) No Target Group Company (a) is a “controlled foreign corporation” as defined in Section 957 of the Code, (b) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (c) has a permanent establishment (with the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

4.17. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect:

(i) The Target Group Companies comply and have complied with all applicable Environmental Laws.

(ii) The Target Group Companies possess all Permits required under Environmental Laws necessary for their respective operations as currently conducted, and are in compliance with such Permits, which are, and through the Closing Date shall remain, in full force and effect.

(iii) Neither the Target nor any Subsidiary has received any written notice or request for information from any Governmental Entity or other third party related to any actual or alleged Liability under Environmental Law, including any investigatory, remedial or corrective obligations or otherwise pertaining to Hazardous Substances.

(iv) To the Knowledge of the Target, as of the date of this Agreement, no condition exists on any property owned or operated by the Target Group Companies or any other location which has given rise to, or would reasonably be expected to give rise to, any Liability relating to environmental or Hazardous Substances matters or Environmental Laws.

(v) To the Knowledge of the Target, the Transactions do not require notice to, or approval from, any Governmental Entity under any Environmental Law.

4.18. Intellectual Property; Data Privacy.

(i) Each of the Target Group Companies owns, is licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Target Group Companies (collectively, the “Target Intellectual Property”) free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect. The Target Disclosure Letter sets forth a true and complete list of the following which are owned or purported to be owned by the Target Group Companies: (a) patents and patent applications, (b) registered trademarks and applications therefor, (c) registered copyrights and applications therefor, and (d) domain name registrations ((a) - (d), the “Target Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, the execution, delivery and performance of this Agreement by the Target and the consummation by the Target of the Transactions do not and will not encumber, impair or extinguish any of the Target Intellectual Property.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, (a) none of the Target Intellectual Property owned or purported to be owned by the Target Group Companies (“Target Owned Intellectual Property”) (x) has been adjudged invalid or unenforceable in whole or in part, or (y) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and (b) to the Knowledge of the Target, all Target Registered IP is subsisting, in full force and effect, and, to the Knowledge of the Target, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Target Owned Intellectual Property.

(iii) Except as set forth in the Target Disclosure Letter, or as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, (a) the conduct of the business of the Target Group Companies does not infringe upon, misappropriate or otherwise violate, and has not, since January 1, 2023 infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any Third Party, and (b) no Legal Proceeding is pending, asserted in writing, or to the Knowledge of the Target, threatened against the Target Group Companies that the conduct of the business of a Target Group Company infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any Third Party. To the Knowledge of the Target, no Person is infringing upon, misappropriating or otherwise violating, or has, since January 1, 2023, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned or purported to be owned by the Target Group Companies.

(iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, the Target Group Companies have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Target Intellectual Property that is material to the business of the Target Group Companies, and the value of which is contingent upon maintaining the confidentiality thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, none of the Target Owned Intellectual Property that is material to the business of the Target Group Companies and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to Third Parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business consistent with past practice and that are, to the Knowledge of the Target, valid and enforceable.

(v) Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, all Persons who have contributed, developed or conceived any Target Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Target Group Companies and assigns to the Target (or one of its Subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by Law or non-assignable moral rights.

(vi) Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, all Persons who have contributed, developed or conceived any Target Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Target Group Companies and assigns to the Target (or one of its Subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by Law or non-assignable moral rights.

(vii) Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, (a) the Target Group Companies have sufficient rights to use all Software, including middleware, databases, and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the business of the Target Group Companies (“IT Assets”), (b) in each case, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of the Target Group Companies, and all IT Assets are owned or licensed under valid licenses and operated by and are under the control of the Target Group Companies, (c) the IT Assets have not materially malfunctioned or failed since January 1, 2023, to the Knowledge of the Target, do not contain any viruses, bugs, faults or other devices or effects that (x) enable or assist any Person to access without authorization or disable or erase the IT Assets, or (y) otherwise materially adversely affect the functionality of the IT Assets, (d) the Target Group Companies have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of the Target Group Companies and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (e) no Person has gained unauthorized access to any IT Assets since January 1, 2023, (f) the Target Group Companies have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (g) the Target Group Companies have in place with the third-party owners and operators of all data centers which provide services related to the business of the Target Group Companies written agreements that ensure that such Third Parties adhere to and are in compliance with commercially reasonable standards and requirements.

(viii) Except as set forth in the Target Disclosure Letter, each of the Target Group Companies is in compliance in all material respects with all applicable Laws pertaining to (a) data security, cybersecurity, privacy, and (b) the collection, storage, use, access, disclosure, processing, security, and transfer of personal data or any other information that alone or in combination with other information can be used to identify an individual (“Personal Information”), to the extent that it is subject to same. During the past two (2) years, no claims have been asserted or, to the Knowledge of the Target, threatened in writing against the Target Group Companies alleging a violation of any Person’s privacy or Personal Information. Each of the Target Group Companies has taken commercially reasonable steps to protect the Personal Information collected, used or held for use by the Target Group Companies against loss and unauthorized access, use, modification, disclosure or other misuse.

(ix) To the Knowledge of the Target, no government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of the Target Owned Intellectual Property, to the Knowledge of the Target, exclusively licensed to the Target Group Companies, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of the Target, any claim or right in or to such Intellectual Property.

4.19. Real Property; Personal Property.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, (a) the Target Group Companies have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by the business of the Target Group Companies (the “Target Real Property”), and (b) the ownership of or leasehold interest in any Targe Real Property is not subject to any Lien (except in all cases for Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, no Target Group Company has leased, subleased, licensed, sublicensed or otherwise granted to any Person the right to use or occupy any Target Real Property or any portion thereof, other than the right of CIGL pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Target Real Property or any portion thereof or interest therein, and except for this Agreement, no Target Group Company is a party to any Contract to sell, transfer, or encumber any Target Real Property.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, each of the material leases, subleases and other agreements under which the Target Group Companies use or occupy or have the right to use or occupy, now or in the future, any material real property (the “Target Real Property Leases”) is valid, binding and in full force and effect (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles), and no termination event or condition or uncured default on the part of a Target Group Company exists under any Target Real Property Lease.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, (a) the Target Group Companies have good and marketable title to, or a valid and enforceable leasehold interest in, all Target Assets, (b) the Target Assets are in good working order (reasonable wear and tear excepted) and is suitable and adequate for the uses for which it is intended or is being used, and (c) none of the Target’s or any of its Subsidiaries’ ownership of or leasehold interest in any such Target Assets is subject to any Liens (except in all cases for Permitted Liens).

4.20. Permits; Compliance with Law.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, each of the Target Group Companies is in possession of all material franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals, waivers, notices, and other permits of any Governmental Entity (“Permits”) necessary for each of the Target Group Companies to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Target Permits”). All such Target Permits are in full force and effect in all material respects and no suspension or cancellation of any of the Target Permits is pending or, to the Knowledge of the Target, has been threatened in writing against the Target Group Companies. The rights and benefits of each Target Permit will be available to the Surviving Sub or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Target as of the date of this Agreement and immediately prior to the Effective Time.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, each of the Target Group Companies has at all times since January 1, 2023 been in compliance with (a) all Laws applicable to the Target or such Subsidiary or by which any of the Target Assets is bound and (b) all Laws applicable to, and the terms and conditions of, any Target Permits.

(iii) Each Target Shareholder who is to receive Merger Consideration is (i) an “accredited investor” as defined in Rules 215 and 501(a) of the Securities Act, (ii) a “qualified institutional buyer” as defined in Rule 144A of the Securities Act, (iii) receiving the Merger Consideration in a transaction compliant with Regulation S and/or Regulation D, and (iv) understands that the Merger Consideration have not been registered under the Securities Act and will constitute “restricted securities” subject to transfer restrictions and restrictive legends.

4.21. Regulatory Matters.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, (a) the Target Group Companies currently conduct, and have at all times since January 1, 2023, conducted their respective businesses in compliance with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement agreements or corporate integrity agreements, (b) except for routine matters arising in the ordinary course of business, none of the Target Group Companies has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Entity which alleges or asserts that the Target Group Companies has violated any Laws or which requires or seeks to adjust, modify or alter the Target’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Entity’s satisfaction without further Liability to the Target Group Companies, and (c) there are no restrictions imposed by any Governmental Entity upon the Target’s or any of its Subsidiaries’ business, activities or services which would restrict or prevent the Target Group Companies from operating as it currently operates.

(ii) As of the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, (a) the Target and each of its Subsidiaries, and (b) to the Knowledge of the Target, all of their respective directors, officers, agents and employees, are in compliance in all material respects with, to the extent applicable, all Laws.

4.22. Takeover Law. The Target Board has taken all actions necessary to ensure that the Takeover Laws are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Transactions, including the Merger, and will not restrict, impair or delay the ability of CIGL, after the Effective Time, to vote or otherwise exercise all rights as a shareholder of the Target. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “affiliated transactions,” “business combination,” “fair price” or other form of anti-takeover Laws of any jurisdiction or other applicable Laws that purport to limit or restrict mergers or business combinations or the ability to limit or restrict mergers or business combinations or the ability to acquire or to vote shares

4.23. Transactions with Affiliates. There are no transactions, arrangements or Contracts between a Target Group Company, on the one hand, and any shareholder, officer, director, Affiliate, or any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of the Target Group Company, on the other hand, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming the Target was subject to the requirements of the Securities Act).

4.24. Insurances. The Target Group Companies are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date. As of the date of this Agreement, none of the Target Group Companies have received any written notice of default or cancellation of any such policy. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by or on behalf of the Target Group Companies (“Target Insurance Policies”) provide adequate coverage for all normal risks incident to the business of the Target Group Companies and their respective properties and assets, except for any such failures to maintain Insurance Policies that, individually or in the aggregate, are not reasonably be expected to have a Target Material Adverse Effect.

4.25. Brokers. Except as set forth in the Target Disclosure Letter, no broker, finder, adviser or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Target Group Companies.

4.26. No Other Representations and Warranties. The Target acknowledges and agrees that, except for the representations and warranties of CIGL and Merger Sub set forth in Section 5 or in any certificate delivered by CIGL and Merger Sub to the Target pursuant to this Agreement, no Target Group Company or any of their respective Affiliates or its Representatives, is relying on any other representation or warranty of CIGL, Merger Sub, any of their Affiliates or Representatives or any other Person made outside of Section 5 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied.

5. Representations and Warranties CIGL. Except as (i) set forth in the corresponding sections of the disclosure letter delivered by the CIGL Group Companies to the Target concurrently with the execution of this Agreement (the “CIGL Disclosure Letter”), it being agreed that disclosure of any item in any section of the CIGL Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent or (ii) disclosed in any of the CIGL SEC Reports prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (excluding any disclosures contained under the headings “Risk Factors,” “Disclosure Regarding Forward Looking Statements” or “Quantitative and Qualitative Disclosures about Market Risk”, or in any other sections to the extent such disclosures are prospective or forward-looking statements or cautionary, predictive or forward-looking in nature), provided, that nothing disclosed in the CIGL SEC Reports shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5, and Section 5.12, CIGL represents and warrants to the Target that:

5.1. Incorporation, Organization and Power. Each of the CIGL Group Companies is duly incorporated or organized, validly existing and in good standing under the Law of its jurisdiction of incorporation or organization. Each CIGL Entity has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and to perform its obligations under all Contracts by which it is bound. Each CIGL Group Companies has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a CIGL Material Adverse Effect. Each of the CIGL Group Companies is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a CIGL Material Adverse Effect.

5.2. Incorporation or Organizational Documents. Each CIGL Entity has made available to the Target true and complete copies of the certificate of incorporation, memorandum and articles of association, bylaws and all other similar constitutional documents adopted or filed in connection with the creation, formation, organization or governance of the CIGL Group Companies as in effect on the date of this Agreement (collectively, the “CIGL Organizational Documents”). CIGL is not in breach in any material respect of the CIGL Organizational Documents governing CIGL .

5.3. Governmental Approvals. Assuming that the representations and warranties of the Target contained in Section 4.4 are true and correct, the execution, delivery and performance of this Agreement by each CIGL Entity and the consummation by each of the CIGL Group Companies of the Transactions do not and will not require any Governmental Approvals, other than:

(i) the filing of the Articles of Merger (appending the Plan of Merger) and other documents required by the BVI Companies Act to effect the Merger, with the BVI Registry, as may be required;

(ii) the filing with the SEC of a registration statement on Form S-4 (together with all amendments and supplements thereto, and including the Proxy Statement contained therein;

(iii) any other filings or reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, the Securities Act or any other state or federal securities, takeover or “blue sky” Laws;

(iv) compliance with Nasdaq rules and regulations; and

(v) such other Governmental Approvals, where the failure to obtain such Governmental Approvals would not, individually or in the aggregate, reasonably be expected to have a CIGL Material Adverse Effect.

5.4. Corporate Authorization. Each CIGL Entity has all necessary corporate power and authority to enter into this Agreement and, subject to the receipt of the Requisite CIGL Entity Vote, to consummate the Transactions, including the issuance of the New Class A Shares to the Target Shareholders. The CIGL Board has

(a) approved and declared advisable this Agreement and the Transactions, including the issuance of New Class A Shares to the Target Shareholders,

(b) declared that it is fair to, advisable and in the best interests of CIGL and the CIGL Shareholders that CIGL enter into this Agreement and consummate the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement and

(c) recommended to the CIGL Shareholders that they approve the CIGL Shareholder Matters.

The execution, delivery and performance of this Agreement by each CIGL Entity and, assuming that the Requisite CIGL Entity Vote is received, the consummation by each CIGL Entity of the Transactions have been duly and validly authorized by all necessary corporate action on the part of each CIGL Entity. This Agreement has been duly and validly executed and delivered by the CIGL Group Companies and constitutes a legal, valid and binding agreement of each CIGL Entity enforceable against each CIGL Entity in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The Requisite CIGL Entity Vote is the only vote of the holders of any class or series of shares or shares of capital stock of CIGL required to approve and adopt this Agreement and the Transactions.

5.5. Non-Contravention. Except as set forth in the CIGL Disclosure Letter, and subject to receiving the Requisite CIGL Entity Vote and the Governmental Approvals applicable to CIGL, the execution, delivery and performance of this Agreement by each CIGL Entity and the consummation of the Transactions do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of (i) the CIGL Organizational Documents, or (ii) the comparable organizational or governing documents of any of the Subsidiaries of the CIGL Group Companies, (b) contravene or conflict with, or result in any material violation or breach of, any Law applicable to any of the CIGL Group Companies or by which any CIGL Assets are bound, (c) result in any violation, termination, acceleration of any material obligation, cancellation, material payment or breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any CIGL material contracts to which the CIGL Group Companies is a party or by which any CIGL Assets are bound, or (d) result in the creation of any Liens (other than Permitted Liens) upon any of the CIGL Assets, except, in the case of clauses (a)(ii), (b), (c), and (d), as would not, individually or in the aggregate, reasonably be expected to have a CIGL Material Adverse Effect.

5.6. Capitalization.

(i) As of the date of this Agreement, the number of CIGL’s authorized shares is 350,000,000 shares with par value of US$0.00001 each, comprising (i) 250,000,000 Class A Ordinary Shares and (ii) 100,000,000 Class B Ordinary Shares.

(ii) Except as set forth in the CIGL Disclosure Letter,

(a) there are no outstanding shares or shares of capital stock of any CIGL Entity;

(b) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights (whether or not currently exercisable), agreements or commitments (other than this Agreement) relating to the issuance or acquisition of shares or shares of capital stock to which any of the CIGL Group Companies is a party obligating the CIGL Group Companies to (A) issue, transfer or sell any shares or shares of capital stock or other equity interests of any of the CIGL Group Companies or securities convertible into or exchangeable for such shares or equity interests, or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase or otherwise acquire any such shares or shares of capital stock or other equity interests, or (D) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in CIGL or any of its Subsidiaries or any other Person;

(c) other than pursuant to this Agreement, there is no condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of CIGL; and

(d) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Target Group Companies.

(iii) All outstanding shares of CIGL have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights, right of participation, right of maintenance or any similar right. All outstanding shares of CIGL were offered, sold and issued in compliance in all material respects with applicable securities Laws and were not issued in violation in any material respect of (i) the CIGL Organizational Documents or (ii) any Contract.

(iv) Each outstanding share or other equity interests of each Subsidiary of the CIGL Group Companies is duly authorized, validly issued, fully paid and non-assessable, in each case, to the extent such concepts are applicable to such capital stock or other equity interests, and not subject to any pre-emptive rights, right of participation, right of maintenance, or any similar right.

(v) Except as set forth in the CIGL Organizational Documents and the CIGL Disclosure Letter, there are no outstanding contractual obligations of CIGL Group Companies to repurchase, redeem or otherwise acquire any capital stock of the CIGL Group Companies.

(vi) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the CIGL Group Companies is a party with respect to the voting of any shares of any of the CIGL Group Companies. There are no bonds, debentures, notes or other instruments of indebtedness of the CIGL Group Companies that entitle the holder of such instruments of indebtedness to vote together with stockholders of the CIGL Group Companies on any matters with respect to CIGL Group Companies.

(vii) Except as set forth in the CIGL Disclosure Letter, CIGL does not have any other share option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person that are currently in effect or outstanding.

5.7. Subsidiaries.

(i) The CIGL Disclosure Letter sets forth a complete and accurate list of each Subsidiary of CIGL. CIGL has made available to the Target the organizational documents of each Subsidiary of the CIGL Group Companies.

(ii) All of the issued and outstanding shares of each Subsidiary of CIGL have been duly authorized and are validly issued, fully paid, and non-assessable. Each of the Subsidiaries of CIGL is wholly owned by CIGL, directly or indirectly, free and clear of any Liens (other than Permitted Liens) or restrictions on transfer (other than restrictions under applicable Law). Other than the Subsidiaries listed in the CIGL Disclosure Letter or as set forth in the CIGL Disclosure Letter, CIGL does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(iii) Except as set forth on the CIGL Disclosure Letter, no CIGL Group Company is a party to, has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the CIGL Group Companies , on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

5.8. SEC Filings and the Sarbanes-Oxley Act.

(i) CIGL has filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by applicable Law to be filed with or furnished by CIGL to the SEC (the “CIGL SEC Reports”) in a timely manner. No Subsidiary of CIGL is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(ii) As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each CIGL SEC Report complied, and each such CIGL SEC Report filed subsequent to the date of this Agreement and prior to the Effective Time will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder applicable to each such CIGL SEC Report.

(iii) As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each CIGL SEC Report filed on or prior to the date hereof did not, and each such CIGL SEC Report filed subsequent to the date of this Agreement and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each CIGL SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not, and each such CIGL SEC Report filed subsequent to the date of this Agreement and prior to the Effective Time, as of the date such registration statement, amendment or supplement becomes effective, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(iv) As of the date of this Agreement, CIGL has not received, and there are no outstanding or unresolved comments in, any comment letters received by CIGL from the SEC with respect to the CIGL SEC Reports and to CIGL’s Knowledge, none of the CIGL SEC Reports have been the subject of any review of, or is the subject of any ongoing review by, the SEC.

(v) With respect to each annual report and each quarterly report (and any amendments) included in the CIGL SEC Reports, the chief executive officer and chief financial officer of CIGL have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC (including certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act), and (i) the statements contained in any such certifications were complete and correct and (ii) such certifications complied with the applicable provisions of the Sarbanes-Oxley Act, in each case, in all material respects as of their respective dates. As of the date of this Agreement, CIGL has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the CIGL SEC Reports filed prior to the date of this Agreement. CIGL is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq and is in compliance in all material respects with all applicable provisions, rules, regulations and requirements of the Sarbanes-Oxley Act. CIGL has not received any correspondence from any officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the CIGL Common Stock on Nasdaq.

5.9. Litigation. Except as set forth in the CIGL Disclosure Letter, from the Balance Sheet Date through the date of this Agreement, (a) there are no Legal Actions pending or, to the Knowledge of CIGL, threatened against the CIGL Group Companies or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to the CIGL Group Companies, and (b) there are no Orders outstanding against the CIGL Group Companies or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to the CIGL Group Companies.

5.10. Permits; Compliance with Law.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a CIGL Material Adverse Effect, each of the CIGL Group Companies is in possession of all material Permits necessary for each of the CIGL Group Companies to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “CIGL Permits”). All such CIGL Permits are in full force and effect in all material respects and no suspension or cancellation of any of the CIGL Permits is pending or, to the Knowledge of CIGL, has been threatened in writing against any CIGL Entity or any of its Subsidiaries.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a CIGL Material Adverse Effect, each of the CIGL Group Companies is in compliance in all material respects with (i) all Laws applicable to CIGL or such Subsidiary or by which any of the CIGL Assets is bound, and (ii) all Laws applicable to, and the terms and conditions of, any CIGL Permits.

5.11. Valid Issuance. The New Class A Shares to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

5.12. Brokers. Except as set forth in the CIGL Disclosure Letter, no broker, finder, adviser or investment banker, is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any CIGL Entity or any of its Subsidiaries.

5.13. No Other Representations or Warranties. CIGL acknowledges and agrees that, except for the representations and warranties of the Target set forth in Section 4 or in any certificate delivered by the Target to CIGL pursuant to this Agreement, neither CIGL nor its Subsidiaries or their respective Affiliates or Representatives, is relying on any other representation or warranty of the Target, any of its Affiliates or Representatives or any other Person made outside of Section 4 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied.

6. Additional Agreements.

6.1. Proxy Statement; Special Meeting; Shareholder Approvals.

(i) Proxy Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, in each case in relation to Target Group Companies), CIGL shall, in accordance with this Section 6.1(i), prepare and furnish with the SEC a proxy statement of CIGL (as such filing is amended or supplemented, the “Proxy Statement”), for the purpose of soliciting proxies from holders of CIGL Existing Shares to vote at the Special Meeting (as defined below) in favor of (collectively, the “CIGL Shareholder Matters”):

(1) the approval and adoption of this Agreement and the Transactions contemplated under this Agreement (including the Merger);

(2) the adoption of the CIGL A&R MAA (and the CIGL Existing Share Reclassification contemplated thereby); and

(3) any other proposals the Parties agree as necessary or desirable to consummate the Transactions

Without the prior written consent of the Target (such consent not to be unreasonably withheld, conditioned or delayed), the CIGL Shareholder Matters shall be the only matters (other than procedural matters) which CIGL shall propose to be acted on by CIGL’s shareholders at the Special Meeting. CIGL shall ensure that the Proxy Statement complies to form and substance with the applicable Legal Requirements. CIGL shall furnish the Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the CIGL Board pursuant to Section 6.1(ii), as promptly as practicable following the filing of the Proxy Statement (such date, the “Proxy Filing Date”).

(b) In the preparation of the Proxy Statement, CIGL will make available to the Target drafts of the Proxy Statement and any other documents to be filed or furnished with the SEC that relate to the Transactions, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Target with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. In relation to the Transaction, CIGL shall not file or furnish any such documents with, or respond to any comments or requests from, the SEC without the prior written consent of the Target (such consent not to be unreasonably withheld, conditioned or delayed). CIGL will advise the Target promptly (and in any event within one (1) Business Day) after it receives notice thereof, of: (A) the time when the Proxy Statement has been furnished with the SEC; (B) the furnishing of any supplement or amendment to the Proxy Statement; and (C) requests by the SEC for additional information relating to the Proxy Statement, in each case of (A), (B) and (C), together with a copy of the Proxy Statement, supplement or amendment thereto, or such request, as applicable.

(c) If, at any time prior to the Special Meeting, CIGL discovers any information (or, pursuant to the next sentence, is informed by the Target that it has discovered any information) that should be set forth in an amendment or supplement to the Proxy Statement so that it would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, CIGL shall promptly file an amendment or supplement to the Proxy Statement describing or correcting such information such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, and, to the extent required by applicable Legal Requirements, disseminate such amendment or supplement to the CIGL Shareholders. If, at any time prior to the Closing, the Target discovers any information, event or circumstance relating to itself, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that it would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then it shall promptly inform CIGL of such information, event or circumstance.

(d) CIGL shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Target agrees to use reasonable best efforts to timely provide CIGL with all information in its possession concerning (a) the business, management, operations and financial condition of itself and its Subsidiaries and (b) officers, directors, employees, shareholders, and other equityholders and such other matters, in each case, reasonably requested by CIGL for inclusion in the Proxy Statement. Each Principal Party shall cause the directors, officers and employees of itself or its Subsidiaries to be reasonably available to CIGL and its counsel, auditors and other advisors in connection with the drafting of the Proxy Statement.

(ii) CIGL shall, as promptly as practicable following the Proxy Filing Date, establish a record date (which date shall be agreed with the Target) for, duly call and give notice of an extraordinary general meeting of the CIGL Shareholders (the “Special Meeting”). CIGL shall convene and hold the Special Meeting for the purpose of obtaining the approval of the CIGL Shareholder Matters, which meeting shall be held not more than thirty-five (35) days after the date on which CIGL mails the Proxy Statement to its shareholders. CIGL shall use reasonable best efforts to obtain the approval of the CIGL Shareholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of the CIGL Shareholder Matters. Notwithstanding anything to the contrary contained in this Agreement, CIGL shall be entitled to (and in the case of the following clauses (ii) or (iii), at the request of the Target, CIGL shall) postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Proxy Statement that the CIGL Board has determined in good faith is required by applicable Legal Requirements is disclosed to CIGL’s shareholders and for such supplement or amendment to be promptly disseminated to CIGL’s shareholders with sufficient time prior to the Special Meeting for CIGL’s shareholders to consider the disclosures contained in such supplement or amendment; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient CIGL Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from shareholders for purposes of obtaining approval of the CIGL Shareholder Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (i), (ii), or (iii), the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved; provided, further, that, without the consent of the Target (such consent not to be unreasonably withheld, conditioned or delayed), in no event shall CIGL postpone or adjourn the Special Meeting for more than fifteen (15) days later than the most recently postponed or adjourned meeting; provided, further, that in no event shall CIGL be permitted to postpone or adjourn the Special Meeting more than three times or reconvene the Special Meeting on a date that is later than fifteen (15) Business Days prior to the Long Stop Date.

(iii) Subject to the proviso in the immediately following sentence, CIGL shall include the CIGL Board Recommendation in the Proxy Statement. The CIGL Board shall not (and no committee or subgroup thereof shall) change, withdraw, revoke, withhold, qualify or modify, or publicly propose to change, withdraw, revoke, withhold, qualify or modify, the CIGL Board Recommendation (a “Change in Recommendation”); provided, however, that the CIGL Board may make a Change in Recommendation if it determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that a failure to make a Change in Recommendation would constitute a breach by the board of directors of its fiduciary obligations to CIGL’s shareholders under applicable Legal Requirements. CIGL agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the CIGL Shareholder Matters shall not be affected by any Change in Recommendation, and CIGL agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the matters contemplated by the Proxy Statement as contemplated by Section 6.1(ii), regardless of whether or not there shall have occurred any Change in Recommendation.

6.2. Listing Application; Listing.

(i) In connection with the Merger, CIGL shall submit a listing application for the New Class A Shares to be approved for listing on Nasdaq. The Target shall cooperate and shall procure that its Representatives cooperate with CIGL in a timely manner as reasonably requested by CIGL in connection with the application for such listing (the “Listing Application”) to be submitted to Nasdaq in accordance with applicable Legal Requirements or Nasdaq requirements in connection with the Transactions, including furnishing to CIGL and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or as may be reasonably requested in connection with the Listing Application. In furtherance of the foregoing, the Target hereby consents to deliver to CIGL such financial statements as may be required by law or Nasdaq rules and regulations to be included the Listing Application.

(ii) From the date hereof through the Closing, CIGL shall ensure that CIGL remains listed as a public company on Nasdaq, in compliance with any applicable Nasdaq rules and regulations, and that the CIGL Existing Shares remain listed on Nasdaq.

(iii) From the date hereof through the Closing, CIGL shall keep current and timely file all reports or information required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Legal Requirements.

6.3. Certain Regulatory Matters.

(i) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to, in the case of the Target, submit, make or obtain, as applicable, the Governmental Approvals and use its reasonable best efforts to assist and cooperate with the other Parties in the foregoing efforts.

(ii) With respect to all approvals, authorizations, consents, orders, filings, registrations or notifications under applicable Legal Requirements (including those relating to competition, merger control, antitrust and foreign investment (including national security in relation to foreign investment)) in connection with the execution, delivery and performance of the Transaction Agreements and the Transactions contemplated thereunder, including the Governmental Approvals, each Party shall, subject to applicable Legal Requirements including applicable confidentiality obligations, use reasonable endeavours to, (i) timely furnish to such other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with its preparation of, application for, or carrying out of (as the case may be), any such approval, authorization, consent, order, filing, registration or notification and (ii) keep the other Party timely and reasonably informed of any developments, meetings or discussions with any Governmental Entity in respect of any such approval, authorization, consent, order, filing, registration or notification (or the status thereof, as the case may be), including the Governmental Approvals, as applicable.

(iii) Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, the Target or CIGL or any of their respective Affiliates, as the case may be, to accept any conditions, restrictions, undertakings or commitments imposed by a competent Governmental Entity, whether such conditions, undertakings or commitments are financial, behavioral or otherwise in nature, in connection with any Governmental Approvals, as applicable, except for such conditions, restrictions, undertakings or commitments that would not have a material adverse effect on the ability of such Person to continue to conduct its business following the Closing substantially in the manner conducted in the 12-month period prior to the date hereof.

(iv) The Parties shall reasonably consult with each other promptly and prior to incurring any fees, costs or expenses (including any Regulatory Filing Fees) in connection with any approvals, authorizations, consents, orders, filings, registrations or notifications under the applicable Legal Requirements in connection with the execution, delivery and performance of the Transaction Agreements and the Transactions contemplated thereunder, and shall consider the other Parties’ comments as to the reasonableness of the amount of such fees, costs or expenses in good faith, and shall, upon request by such other Party(ies), provide reasonable relevant supporting documentation evidencing such fees, costs or expenses which would be incurred.

(v) Prior to filing the Articles of Merger, each BVI constituent company shall obtain all consents of, or deliver all notices to, registered charge holders and other secured creditors as may be required by applicable law or the terms of any security instrument.

6.4. Other Filings; Press Release.

(i) As promptly as practicable after execution of this Agreement, CIGL will prepare and file a report on Form 6-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be agreed in advance in writing by the Principal Parties.

(ii) Any press release announcing the execution of this Agreement issued by any Principal Party or its Affiliates shall be subject to the reasonable approval of the other Principal Party.

6.5. Confidentiality; Communications Plan; Access to Information.

(i) Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. With respect to each Party, such confidentiality obligations will not apply to: (i) information which was known to such Party or its Representatives prior to their receipt of such information from the another Party hereto; (ii) information which is or becomes generally known to the public without breach by such Party of this Agreement or an existing obligation of confidentiality; (iii) information acquired by such Party or its Representative from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by applicable Legal Requirement or stock exchange rule; or (vi) prior to the Closing, disclosure consented to in writing by CIGL (with respect to the non-public information of an CIGL Party) or the Target (with respect to the non-public information of the Target). Notwithstanding anything to the contrary, this Section 6.5(i) shall terminate and be of no further force or effect upon the Closing.

(ii) The Principal Parties shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Principal Parties (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Legal Requirements or stock exchange rules, in which case (other than routine disclosures to Governmental Entities in the ordinary course of business) the disclosing Party first shall allow such other Parties to review, to the extent reasonably practicable and subject to the Legal Requirements or stock exchange rules, as applicable, such public announcement or public communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) (x) internal announcements to employees of a Principal Party or (y) communications to banks, customers or suppliers of a Principal Party, in each case, as such Principal Party determines to be reasonably appropriate in good faith; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 6.4 or this Section 6.5(ii); and (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; provided that in the case of clause (iii), such announcement or other communication shall be made in accordance with the communication plan agreed upon by the Parties pursuant to the first sentence of this Section 6.5(ii).

(iii) The Target will afford CIGL and its Representatives reasonable access during normal business hours, upon reasonable advance written notice, to the properties, books, records and personnel of the Target Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Target Group Companies, as CIGL may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of such Target Group Companies. CIGL will afford the Target and its Representatives reasonable access during normal business hours, upon reasonable advance written notice, to the properties, books, records and personnel of CIGL Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of CIGL Group Companies, as the Target may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of CIGL Group Companies. Notwithstanding anything to the contrary, the Parties shall not be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of the attorney-client or other privilege or, (ii) violate any Contract to which such Party is a party or bound, provided, that the Parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in clauses (i) and (ii).

6.6. Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using reasonable best efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Section 7 to be satisfied; (b) the obtaining of all necessary waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings with Governmental Entities, and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding against this Agreement or any of the Transactions contemplated by this Agreement; (c) in the case of the Target, the obtaining of all consents, approvals or waivers from, and the notification to, as applicable, third parties set forth on Schedule 6.6(c) of the Target Disclosure Letter; (d) in the case of the CIGL Parties, the obtaining of all consents, approvals or waivers from, and the notification to, as applicable, third parties set forth on Schedule 6.6(d) of the CIGL Disclosure Letter; (e) the defending of any Legal Proceeding challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.

6.7. Disclosure of Certain Matters. Each Party hereto will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition of which it obtains Knowledge that: (i) is reasonably likely to cause any of the conditions set forth in Section 7 not to be satisfied; (ii) would require any amendment or supplement to the Proxy Statement; or (b) the receipt of written notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.

6.8. No Solicitation.

(i) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Target shall not, and shall cause its Affiliates not to, and shall direct the Target’s and its Affiliates’ respective employees, agents, officers, directors, managers, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Parties hereto and their respective Representatives) concerning any merger, consolidation, sale of any material portion of the ownership interests and/or assets of any of the Target Group Companies, recapitalization of any of the Target Group Companies or similar transaction involving any of the Target Group Companies (each, a “Target Business Combination”); (ii) enter into any Contract regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Target Business Combination; or (iii) commence, continue, renew or respond to any due diligence investigation regarding a Target Business Combination. The Target shall, and shall cause its Affiliates to, and shall cause the Target’s and its Affiliates’ respective Representatives to, immediately cease any and all existing discussions, negotiations or other engagement with any Person with respect to any Target Business Combination.

(ii) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each CIGL Party shall not, and shall cause their respective Affiliates not to, and shall direct each CIGL Party’s and their Affiliates’ respective Representatives not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Parties hereto and their respective Representatives) concerning any merger, consolidation, sale of ownership interests or assets of the CIGL Group Companies, recapitalization of any of the CIGL Group Companies or similar transaction involving any of the CIGL Group Companies (each, a “CIGL Business Combination”); (ii) enter into any Contract regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a CIGL Business Combination; or (iii) commence, continue, renew or respond to any due diligence investigation regarding a CIGL Business Combination. Each CIGL Party shall, and shall cause its Affiliates to, and shall cause each CIGL Party’s and their Affiliates’ respective Representatives to, immediately cease any and all existing discussions, negotiations or other engagement with any Person with respect to any CIGL Business Combination.

(iii) Each Party shall promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Target Business Combination or a CIGL Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If any Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Target Business Combination or a CIGL Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission. Notwithstanding anything to the contrary, any Party may respond to any unsolicited proposal regarding a Target Business Combination or a CIGL Business Combination by stating only that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a Target Business Combination or a CIGL Business Combination, as applicable.

6.9. Director and Officer Indemnification and Insurance.

(i) Target Group Companies.

(a) CIGL agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Target Group Company (each, together with such person’s heirs, executors or administrators, a “Target D&O Indemnified Party”), as provided in their respective Governing Documents, shall survive the Closing and shall continue in full force and effect. For the same period and on the same terms applicable to CIGL D&O Indemnified Parties under Section 6.9(ii)(a), following the Closing Date, CIGL shall cause each Target Group Company to maintain in effect the exculpation, indemnification and advancement of expenses provisions of its Governing Documents as in effect immediately prior to the Closing Date, and CIGL shall, and shall cause the Target Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Target D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) Prior to the Closing, the Target shall use its commercially reasonable efforts to obtain a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Target D&O Tail”) or alternatively an annual ongoing directors’ and officers’ liability insurance, in each case, in respect of acts or omissions occurring prior to the Effective Time, covering each such Person that is a director or officer of a Target Group Company currently covered by the Target’s and its Affiliates’ directors’ and officers’ liability insurance policies on terms with respect to coverage and amounts as commercially practicable under market conditions at such time. Where applicable, CIGL shall, and shall cause the Surviving Sub to, maintain the Target D&O Tail in full force and effect for their full terms and cause all obligations thereunder to be honored by the Target Group Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.9(i)(b).

(c) The rights of each Target D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of any Target Group Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of CIGL and the Target Group Companies under this Section 6.9(i) shall not be terminated or modified in such a manner as to adversely affect any Target D&O Indemnified Party without the consent of such Target D&O Indemnified Party. The provisions of this Section 6.9(i) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Target D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.9(i).

(d) If CIGL or, after the Closing, any Target Group Company, or any of their respective successors or assigns: (x) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (y) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of CIGL or such Target Group Company, as applicable, assume the obligations set forth in this Section 6.9(i).

(ii) CIGL.

(a) CIGL agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of CIGL (each, together with such person’s heirs, executors or administrators, an “CIGL D&O Indemnified Party”), as provided in its Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six (6) years following the Closing Date, CIGL shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of CIGL’s Governing Documents as in effect immediately after the Closing Date, and CIGL shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any CIGL D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) Prior to the Closing, CIGL shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “CIGL D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of CIGL currently covered by the CIGL and its Affiliates’ directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement (or as commercially practicable under market conditions at such time). The CIGL D&O Tail shall be maintained for the six-year period following the Closing. CIGL shall maintain the CIGL D&O Tail in full force and effect for its full term and honor all obligations thereunder, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.9(ii)(b).

(c) The rights of each CIGL D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of CIGL, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of CIGL under this Section 6.9(ii) shall not be terminated or modified in such a manner as to adversely affect any CIGL D&O Indemnified Party without the consent of such CIGL D&O Indemnified Party. The provisions of this Section 6.9(ii) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the CIGL D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.9(ii).

(d) If CIGL or any of their respective successors or assigns: (x) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (y) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of CIGL assume the obligations set forth in this Section 6.9(ii).

6.10. Tax Matters.

(i) Notwithstanding anything in this Agreement to the contrary, transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable by a Party hereto in connection with or by reason of the execution of this Agreement and the Transactions contemplated under this Agreement (but excluding the other Transaction Agreements) (collectively, “Transfer Taxes”) shall be borne and paid by the Target, provided that, for the avoidance of doubt, the Target shall not bear and pay/reimburse the Transfer Taxes of the CIGL in the event that the Closing does not occur. The party required by applicable Legal Requirement shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Parties shall reasonably cooperate with respect thereto as necessary).

6.11. Board of Directors; Officer.

(i) CIGL shall take all necessary action prior to the Effective Time such that the CIGL Board, immediately after the Effective Time, shall consist of no more than six (6) directors, as follows:

(a) four (4) directors of CIGL serving immediately prior to the Closing, including the chairman of the CIGL Board (the “Chairman”), shall continue to serve their positions following the Closing; and

(b) two (2) directors designated by the Target (each a “Target Director” and collectively the “Target Directors”), among whom:

(A) one Target Director is appointed by King Kong Import and Export Trading Company Ltd. (the “Majority Target Shareholder”), which holds sixty percent (60%) of the issued and outstanding shares the Target immediately prior to the Closing (the “Majority Target Director”) , and

(B) the other Target Director is appointed by the shareholder(s) (other than the Majority Target Shareholder) holding, in the aggregate, forty percent (40%) of the issued and outstanding shares the Target immediately prior to the Closing (the “Minority Target Director”).

(ii) In the event that either Target Director ceases to serve on the CIGL Board for any reason (including death, resignation, removal, or incapacity), the applicable shareholder(s) of the Target who appointed such Target Director pursuant to Section 6.1(i)(b) shall have the right to designate a replacement director to fill such vacancy, and CIGL shall take all necessary action to appoint such replacement director to the CIGL Board promptly following such designation.

(iii) Each director of shall have one (1) vote; provided, however, that in the event of a tied vote, the Chairman shall have a casting vote (in addition to his ordinary vote as a director) to resolve the matter.

(iv) Notwithstanding any provisions to the contrary, following the appointment of the Majority Target Director to the CIGL Board, and for so long as such Majority Target Director remains on the CIGL Board, the issuance of new shares or other equity securities of CIGL representing, in aggregate, more than five percent (5%) of the total issued and outstanding shares of CIGL (on an as-converted, fully-diluted basis), whether in a single transaction or a series of related transactions, shall require the prior written consent of the Majority Target Director.

(v) Notwithstanding any provisions to the contrary, following the appointment of the Minority Target Director to the CIGL Board, and for so long as such Minority Target Director remains on the CIGL Board, any Trade Sale of CIGL shall require the prior written consent of the Minority Target Director.

(vi) The parties acknowledge that so long as CIGL remains a public reporting company, the CIGL Board will continue to satisfy applicable securities laws and the Nasdaq rules, including maintaining an independent audit committee. CIGL shall enter into an indemnification agreement with each member of the CIGL Board, on a form to be determined by Target in good faith, within fifteen (15) days of the appointment of the applicable members of the CIGL Board.

(vii) CIGL shall take all necessary action prior to the Effective Time such that (i) the chief executive officer of the Target in office immediately prior to the Effective Time shall be appointed as a co- chief executive officer of CIGL, with the chief executive officer of CIGL in office, immediately prior to the Effective Time and (ii) such individuals designated in writing by the Target be appointed the officers of CIGL as of the Effective Time until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed.

6.12. Incorporation of Merger Sub and Execution and Delivery of Joinder to Merger Agreement.

(i) As soon as reasonably practicable after the date of this Agreement, CIGL shall cause Merger Sub to execute and deliver a joinder, pursuant to which Merger Sub will accede to the terms of this Agreement and join this Agreement as a “Party” (the “Joinder to Merger Agreement”).

(ii) Upon the incorporation of Merger Sub, the board of directors of CIGL shall use its reasonable best efforts to procure the board of directors of Merger Sub to unanimously (a) determine that it is fair to, and in the best interests of, Merger Sub and its shareholder, for Merger to execute the Joinder to consummate the Transactions contemplated under this Agreement, including the Merger, (b) approve the execution, delivery and performance of the Joinder to Merger Agreement, this Agreement and the consummation of the Transactions contemplated under this Agreement, including the Merger, and (c) determine to recommend that the sole shareholder of Merger Sub approve the execution, delivery and performance of the Joinder to Merger Agreement, this Agreement and the Plan of Merger by Merger Sub and the consummation of the Transactions contemplated under this Agreement and the Plan of Merger, including the Merger.

(iii) Upon the incorporation of Merger Sub, CIGL, as the sole shareholder of Merger Sub, shall approve the execution, delivery and performance of the Joinder to Merger Agreement, this Agreement and the Plan of Merger by Merger Sub and the consummation by Merger Sub of the Transactions contemplated under this Agreement and the Plan of Merger, including the Merger.

7. Conditions to the Transaction.

7.1. Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions contemplated under this Agreement shall be subject to the satisfaction of each of the following conditions as of the Closing:

(i) CIGL shall have obtained approval, from its shareholders at a duly convened shareholders’ meeting, for the CIGL Shareholder Matters.

(ii) All Existing Target Shareholders shall have executed and delivered to the Target and CIGL, written consents approving and consenting to the Merger and the Transactions contemplated hereby, in form and substance reasonably satisfactory to CIGL.

(iii) The Governmental Approvals shall have been made or obtained, as applicable, and remain effective.

(iv) No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions contemplated under this Agreement shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions contemplated under this Agreement shall be in effect.

(v) Nasdaq approval of the Listing Application submitted by CIGL shall have been obtained.

(vi) No stop order, general suspension or material limitation of trading in the CIGL Existing Shares has been imposed or threatened by the SEC or Nasdaq.

7.2. Additional Conditions to Obligations of the Target. The obligations of the Target to consummate and effect the Merger and the other Transactions contemplated under this Agreement shall be subject to the satisfaction of each of the following conditions as of the Closing, any of which may be waived, in writing, exclusively by the Target:

(i) (i) Each of the representations and warranties of CIGL Parties set forth in Section 5.6(i), Section 5.6(ii) and Section 5.6(vii) shall be true and correct in all respects (except for (A) any inaccuracies that individually or in the aggregate are de minimis or (B) to the extent any such representation and warranty expressly speaks as of a specified date, in which case, subject to the qualifications as set forth in the preceding clause (A), as of such date) as of the Closing as though then made on such date; (ii) each of the representations and warranties of the CIGL Parties set forth in Section 5.1 (Organization and Power), Section 5.4 (Corporate Authorization) and Section 5.12 (Brokers) (A) that are not qualified by references to “material” or any other materiality qualifications shall be true and correct in all material respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), and (B) that are qualified by references to “material” or any other materiality qualifications shall be true and correct in all respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date); and (iii) the remaining representations and warranties of the CIGL Parties contained in Section 5 (Representations and Warranties of CIGL) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except, in the case of this clause (iii) only, where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, CIGL Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a CIGL Material Adverse Effect.

(ii) Each CIGL Party shall have performed or complied with all agreements and covenants required by this Agreement and the other Transaction Agreements to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.

(iii) No CIGL Material Adverse Effect shall have occurred since the date of this Agreement.

(iv) CIGL shall have delivered to the Target a certificate, signed by a duly authorized officer of CIGL and dated as of the Closing Date, certifying as to the matters set forth in Section 7.2(i) through Section 7.2(iii).

(v) The CIGL Board shall have passed resolutions to approve that immediately after the Effective Time, the CIGL Board shall consist of up to six (6) directors, comprising four (4) existing directors of CIGL before the Closing (including the Chairman), and two (2) Target Directors to be designated in accordance with Section 6.11(i)(b).

(vi) Merger Sub shall be incorporated as a British Virgin Islands BVI business company limited by shares as a direct, wholly owned subsidiary of CIGL and execute and deliver the Joinder to Merger Agreement as soon as practicable after the date of this Agreement but before the Closing.

7.3. Additional Conditions to the Obligations of CIGL. The obligations of the CIGL Parties to consummate and effect the Merger and the other Transactions contemplated under this Agreement shall be subject to the satisfaction of each of the following conditions as of the Closing, any of which may be waived, in writing, exclusively by CIGL:

(i) Each of the representations and warranties of Target set forth in Section 4.6(i), Section 4.6(ii) and Section 4.6(vii) shall be true and correct in all respects (except for (A) any inaccuracies that individually or in the aggregate are de minimis or (B) to the extent any such representation and warranty expressly speaks as of a specified date, in which case, subject to the qualifications as set forth in the preceding clause (A), as of such date) as of the Closing as though then made on such date; (ii) each of the representations and warranties of the Target set forth in Section 4.1 (Organization and Power), Section 4.4 (Corporate Authorization) and Section 4.25 (Brokers) (A) that are not qualified by references to “material” or any other materiality qualifications shall be true and correct in all material respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), and (B) that are qualified by references to “material” or any other materiality qualifications shall be true and correct in all respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date); and (iii) the remaining representations and warranties of the Target contained in Section 4 (Representations and Warranties of Target) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except, in the case of this clause (iii) only, where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Target Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect.

(ii) The Target shall have performed or complied with all agreements and covenants required by this Agreement and the other Transaction Agreements to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.

(iii) No Target Material Adverse Effect shall have occurred since the date of this Agreement.

(iv) The Target shall have delivered to CIGL a certificate, signed by a duly authorized officer of Target and dated as of the Closing Date, certifying as to the matters set forth in Section 7.3(i) through Section 7.3(iii).

(v) The Target Restructuring has been consummated prior to the Closing in accordance with this Agreement and the Target’s share structure remains unchanged since then.

(vi) The Target shall have terminated, effective as of or prior to the Closing Date, any and all prior agreements, arrangements, understandings, or commitments relating to any merger, consolidation, business combination, share exchange, asset sale, SPAC Transaction, De-SPAC Transaction, PIPE Investment, or similar transaction involving the Target or any Target Group Company (collectively, the “Prior Transaction Agreements”), including, without limitation the Avalon Merger Agreement. The Target shall have delivered to CIGL evidence reasonably satisfactory to CIGL of the valid termination of all Prior Transaction Agreements, including executed termination agreements, mutual releases (if applicable), and written confirmation that:

(a) no termination fees, break-up fees, or other payments are owed by the Target or any Target Group Company to any Person in connection with such terminations (or, if any such payments are owed, evidence of payment in full thereof);

(b) no party to any Prior Transaction Agreement has asserted, or threatened to assert, any claims against the Target or any Target Group Company in connection with such terminations; and

(c) the Target and each Target Group Company has been released from all obligations, liabilities, and commitments under all Prior Transaction Agreements.

(vii) Phil Wong, in his individual capacity as the chief executive officer and co-founder of the Target, shall have executed and delivered to CIGL a commitment agreement in the form attached hereto as Exhibit F (the “Commitment Agreement”), pursuant to which Phil Wong personally commits to indemnify CIGL for certain liabilities as set forth therein.

(viii) Those Target Shareholders, selected by CIGL in its sole discretion, shall have executed and delivered to CIGL a non-compete agreement in a form reasonably acceptable to CIGL, pursuant to which such Target Shareholders agree to non-compete restrictions for the benefit of CIGL and the Surviving Sub.

(ix) The CIGL Board shall have appointed an independent valuator reasonably acceptable to the Target to conduct a valuation of the Target as of December 31, 2025, and such independent valuator shall have delivered a valuation report to CIGL that is satisfactory to CIGL in its discretion.

8. Termination.

8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written agreement of the Principal Parties at any time;

(ii) by any Principal Party if the Closing shall not have occurred by June 30, 2026 (the “Long Stop Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(ii) shall not be available to any Principal Party if the action or failure to act of such Principal Party (or in the case of CIGL, any CIGL Party) has been a principal cause of or resulted in the failure of the Closing to occur on or before the Long Stop Date and such action or failure to act constitutes a breach of this Agreement; provided, further, that in the event that, at the Long Stop Date, all of the conditions set forth in Sections 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided that each of such conditions is capable of being satisfied at the Closing), except for the condition set forth in Section 7.1(ii), such Principal Party proposing to exercise the right to terminate this Agreement under this Section 8.1(ii) shall have engaged in good faith discussion for a period of no less than five (5) Business Days with the other Principal Party on alternative solutions to carry out the commercial intent of the Transactions.

(iii) by any Principal Party if a Governmental Entity shall have issued a final, non-appealable Order or taken any other non-appealable action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated under this Agreement, including the Merger; provided further, that the right to terminate this Agreement pursuant to this Section 8.1(iii) shall not be available to any Party if the issuance of such final, non-appealable Order or the taking of such non-appealable action was due to such Party’s failure to comply with any provision of this Agreement;

(iv) by the Target, upon a breach of any covenant or agreement set forth in this Agreement on the part of any CIGL Party, or if any representation or warranty of any CIGL Party shall have become untrue, in either case, such that the conditions set forth in Sections 7.1 and Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by the CIGL Party is curable by the CIGL Parties prior to the Long Stop Date, then the Target must first provide written notice of such breach to CIGL and may only terminate this Agreement under this Section 8.1(iv) if such breach remains uncured on the earlier of: (i) thirty (30) days after delivery of written notice from the Target to CIGL of such breach, and (ii) fifteen (15) Business Days prior to the Long Stop Date; provided, further, that it being understood that the Target may not terminate this Agreement pursuant to this Section 8.1(iv) if it shall have materially breached this Agreement and such breach has not been cured;

(v) by CIGL, upon a breach of any covenant or agreement set forth in this Agreement on the part of the Target or if any representation or warranty of the Target shall have become untrue, in either case such that the conditions set forth in Sections 7.1 and 7.3 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Target prior to the Long Stop Date, then CIGL must first provide written notice of such breach to the Target and may only terminate this Agreement under this Section 8.1(v), if such breach remains uncured on the earlier of: (i) thirty (30) days after delivery of written notice from CIGL to the Target of such breach, and (ii) fifteen (15) Business Days prior to the Long Stop Date; provided, further, that it being understood that CIGL may not terminate this Agreement pursuant to this Section 8.1(v) if it shall have materially breached this Agreement and such breach has not been cured; and

(vi) by any Principal Party, if, at the Special Meeting (including any adjournments thereof), the CIGL Shareholder Approval is not obtained; provided that, CIGL may not terminate this Agreement pursuant to this Section 8.1(vi) if such failure to obtain the CIGL Shareholder Approval is a result of any breach by any CIGL Party under this Agreement.

8.2. Notice of Termination; Effect of Termination.

(i) Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties.

(ii) In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transactions contemplated under this Agreement shall be abandoned, except for and subject to the following: (i) Section 6.5(i) (Confidentiality; Communications Plan; Access to Information), this Section 8.2 (Notice of Termination; Effect of Termination) and Section 10 (General Provisions) shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or fraud.

9. No Survival.

9.1. No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 9.1 nor anything else in this Agreement to the contrary (including Section 10.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to fraud.

10. General Provisions.

10.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date that transmission is confirmed electronically, if delivered by email; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to any CIGL Party, to:

Concorde International Group Ltd

3 Ang Mo Kio Street 62, #01-49 LINK@AMKSingapore 569139

Attention: Mr. Swee Kheng Chua

Email: alan.chua@concorde.com.sg

if to the Target to:

YOOV Internet Technology (Asia) Limited

26/F, COFCO Tower

No. 262 Gloucester Road,

Causeway Bay, Hong Kong

Attention: Phil Wong

Email: phil@yoov.com

or to such other address or to the attention of such other Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain) by means provided in this Section 10.1. If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2. Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were delivered to such party or its legal counsel via electronic mail or hard copy form. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. Unless specifically provided otherwise herein, all references to currency amounts in this Agreement shall mean United States dollars. References to “ordinary course of business” (or similar references) shall mean the ordinary course of business consistent with past practice (including as to amounts and terms, as applicable), but taking into account the circumstances, including restrictions imposed by Legal Requirements and health and safety considerations.

10.3. Counterparts; Electronic Delivery. This Agreement, the other Transaction Agreements and each other document executed in connection with the Transactions may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. Facsimile and e-mailed copies of signatures in portable document format (PDF) shall be deemed to be originals for purposes of the effectiveness of this Agreement.

10.4. Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than (i) at and after the Effective Time, Section 6.9 and (ii) this Section 10.4 and (iv) Section 10.14 (which will be for the benefit of the Persons set forth therein and herein), are not intended to confer upon any other Person other than the Parties any rights or remedies. Except as otherwise expressly provided herein, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a Party to this Agreement. Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) shall not apply to this Agreement or the other Transaction Agreements. Nothing in this Agreement shall be deemed to constitute a partnership between the Parties.

10.5. Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible which most nearly reflects the Parties’ intent in entering into this Agreement.

10.6. Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. For the avoidance of doubt, under no circumstances shall (i) CIGL be permitted or entitled to receive both (A) a grant of injunction, specific performance or other equitable relief under this Section 10.6 that results in a Closing and (B) monetary damages, or (ii) the Target be permitted or entitled to receive both (A) a grant of injunction, specific performance or other equitable relief under this Section 10.6 that results in a Closing and (B) monetary damages .

10.7. Governing Law. This Agreement and the consummation the Transactions contemplated under this Agreement, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions contemplated under this Agreement, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions contemplated under this Agreement, shall be governed by and construed in accordance with the laws of Hong Kong regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except that the following matters arising out of or relating to this Agreement shall be exclusively interpreted, construed and governed by and in accordance with the laws of the British Virgin Islands, in respect of which the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the British Virgin Islands:

(a) the Merger, and whether or not it has taken effect;

(b) the legal effect of the Merger, including but not limited to the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Sub;

(c) the effectiveness of the cancellation of the Target Shares and the obligation on any Party to do so;

(d) the fiduciary or other duties of the CIGL Board and the sole directors of Merger Sub and the extent to which there has been a breach of the same;

(e) the general rights, duties and powers of the respective shareholders of CIGL, the Target and Merger Sub, including the rights provided for in Section 179 of the BVI Companies Act with respect to any Dissenting Shares; and

(f) the internal corporate affairs of CIGL, the Target and Merger Sub and the rights, duties and powers of the same, including whether there has been any breach of the same.

10.8. Consent to Jurisdiction; Waiver of Jury Trial.

(i) Subject to the exception for matters to be governed by the laws of the British Virgin Islands and subject to the jurisdiction of the courts of the British Virgin Islands as set forth in Section 10.7, any Legal Proceeding arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the HKIAC Administered Arbitration Rules in force at the relevant time and as may be amended by this Section 10.8 (the “HKIAC Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(ii) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 10.8, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its HKIAC Rules. Such application shall also be governed by, and construed in accordance with, the laws of Hong Kong. Nothing in this Section 10.8 shall be construed as preventing any Party from seeking conservatory or interim relief (including injunction, specific performance or other similar or comparable forms of equitable relief) from any court of competent jurisdiction pending final determination of the dispute by the arbitral tribunal.

(iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

10.9. Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction. Ambiguities in an agreement or other document will not be construed against the Party drafting such agreement or document.

10.10. Expenses. Except as otherwise expressly provided in this Agreement or the other Transaction Agreements, whether or not the Transactions are consummated, each Party shall pay, or cause to be paid, its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

10.11. Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 10.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

10.12. Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

10.13. Extension; Waiver. At any time prior to the Closing, CIGL (on behalf of and only with respect to the CIGL Parties) or the Target (on behalf of and only with respect to Target) may, to the extent not prohibited by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations of another Party; (b) waive any inaccuracies in the representations and warranties made by another Party contained herein or in any document delivered by another Party pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

10.14. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 10.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 10.14. This Section 10.14 shall be binding on all successors and assigns of Parties.

10.15. Disclosure Letters and Exhibits. The Target Disclosure Letter and the CIGL Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Target Disclosure Letter or the CIGL Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of (i) the Target, or (ii) the CIGL Parties, as applicable, in this Agreement. Certain information set forth in the Target Disclosure Letter and the CIGL Disclosure Letter is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Target Disclosure Letter or the CIGL Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Target Disclosure Letter or the CIGL Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Target Disclosure Letter or the CIGL Disclosure Letter is or is not material for purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

CIGL

CONCORDE INTERNATIONAL GROUP LTD

By:	/s/ Chua Swee Kheng
Name:	CHUA SWEE KHENG
Title:	CHIEF EXECUTIVE OFFICER

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

TARGET

YOOV Group Holding Limited

By:	/s/ Wong Ling Yan Philip
Name:	Wong Ling Yan Philip
Title:	CEO

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF TARGET SHAREHOLDERS VOTING AGREEMENT

[Exhibit A to Agreement and Plan of Merger]

EXHIBIT B

LOCK-UP AGREEMENT

[Exhibit B to Agreement and Plan of Merger]

EXHIBIT C

FORM OF CIGL A&R MAA

[Exhibit C to Agreement and Plan of Merger]

EXHIBIT D

COMMITMENT LETTER

[Exhibit D to Agreement and Plan of Merger]